SCHEDULE 14A

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INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Community National Bancorporation

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COMMUNITY NATIONAL BANCORPORATION
561 East Washington Avenue
Ashburn, Georgia 31714

January 8, 2004

Dear Community National Bancorporation Shareholder:

          Community National Bancorporation has agreed to sell First National Bank, its wholly-owned subsidiary located in Tarpon Springs, Florida, to Gulf Atlantic Financial Group, Inc. for $6,000,000 in cash, subject to potential adjustment as provided in the definitive agreement.

          Community National Bancorporation will hold a Special Meeting of shareholders at The Thrasher House, 720 Hudson Avenue, Ashburn, Georgia 31714, on Friday, February 13, 2004 at 10:00 a.m., local time to consider and vote upon the sale. Under the provisions of Community National Bancorporation’s articles of incorporation, the holders of a majority of the outstanding shares of Community National Bancorporation common stock must approve the sale at the Special Meeting. The sale is subject to various other conditions, including that Gulf Atlantic successfully raise the sale consideration by means of a private placement of Gulf Atlantic common stock. After considering all aspects of the sale, including the receipt from an independent financial advisor of an opinion as to the fairness, from a financial point of view, of the sale to Community National Bancorporation’s shareholders, the Board of Directors of Community National Bancorporation has approved the sale and determined it to be in the best interests of Community National Bancorporation shareholders. The Board recommends that Community National Bancorporation shareholders vote FOR approval of the sale.

          Community National Bancorporation officers and directors representing approximately 35% of the outstanding Community National Bancorporation common stock have agreed to vote such shares in favor of the sale. The terms and conditions of the sale and the related transactions are more fully described in the attached proxy statement, which we urge you to read and review carefully.

          Your vote is very important. Whether or not you plan to attend the Special Meeting, please take time to vote on the proposal by completing and mailing the enclosed proxy or broker instruction card as instructed by these materials.

Sincerely,

Theron G. Reed President and Chief Executive Officer

COMMUNITY NATIONAL BANCORPORATION

561 East Washington Avenue
Ashburn, Georgia 31714

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

DATE:	Friday, February 13, 2004

TIME:	10:00 a.m., local time

PLACE:	The Thrasher House
720 Hudson Avenue
Ashburn, Georgia 31714

          NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Community National Bancorporation, a Georgia corporation (the “Company”), will be held at the aforementioned place on the aforementioned date and time for the following purposes:

          1.    To consider and vote upon a proposal to approve each of the following with respect to the proposed sale (the “Sale”) of First National Bank, a national banking association and a wholly-owned subsidiary of the Company, to Gulf Atlantic Financial Group, Inc. (“Gulf Atlantic”):

(a)	a Stock Purchase and Sale Agreement (the “Sale Agreement”), dated October 21, 2003, by and between the Company and Gulf Atlantic; and

(b)	the Sale and all other transactions contemplated by the Agreements.

A copy of the Sale Agreement is attached as Appendix A to the Proxy Statement following this Notice of Special Meeting.

          2.    If necessary, to vote upon the adjournment and postponement of the Special Meeting to solicit additional proxies or for any other reason.

          3.    To act upon such other matters as may properly come before the Special Meeting or any postponements or adjournments thereof.

          Holders of record of the Company’s common stock, no par value, at the close of business on January 2, 2004, the record date for the Special Meeting, shall be entitled to notice of, and to vote at, the Special Meeting and any postponements or adjournments thereof.

          You are cordially invited to attend the Special Meeting in person. Whether or not you are able to attend the meeting, please vote as instructed by these materials as soon as possible.

By Order of the Board of Directors

Theron G. Reed President and Chief Executive Officer

Ashburn, Georgia
January 8, 2004

SUMMARY
PROXY AND VOTING INFORMATION
THE SALE PROPOSAL
BENEFICIAL OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT
OTHER MATTERS
Appendix A

COMMUNITY NATIONAL BANCORPORATION
561 East Washington Avenue
Ashburn, Georgia 31714

PROXY STATEMENT FOR THE
SPECIAL MEETING OF SHAREHOLDERS
To Be Held on February 13, 2004 Beginning at 10:00 a.m.

SUMMARY

          These proxy materials are intended to be first sent or given to shareholders on or about January 8, 2004. The following summary highlights the material terms of the proposed sale (the “Sale”) by Community National Bancorporation (“Community National” or the “Company”) of First National Bank, its wholly-owned subsidiary (“Tarpon Springs”), to Gulf Atlantic Financial Group, Inc. (“Gulf Atlantic”), as described in more detail in this proxy statement. This summary includes page references to more complete information appearing elsewhere in this proxy statement.

          A copy of the Stock Purchase and Sale Agreement (the “Sale Agreement”) between Community National and Gulf Atlantic is attached to this proxy statement as Appendix A. You should read the Sale Agreement and this proxy statement in their entirety to fully understand the proposals and their consequences to you.

Time, Date and Place of Meeting

          A Special Meeting of the shareholders of Community National will be held at The Thrasher House, 720 Hudson Avenue, Ashburn, Georgia 31714, on Friday, February 13, 2004 at 10:00 a.m., local time. The Board of Directors of Community National is providing these proxy materials to you in connection with the Special Meeting.

The Sale of Tarpon Springs to Gulf Atlantic

     •     Parties to the Sale (page 10).

          Community National is a Georgia corporation that was formed in 1989 and is a bank holding company that owns all of the outstanding capital stock of Community National Bank and First National Bank, Tarpon Springs. Through its subsidiary Community National Bank, Community National currently operates three branches in two counties in Georgia, and through its subsidiary Tarpon Springs, it operates one branch in Pinellas County, Florida. Community National’s common stock is quoted on the OTC Bulletin Board under the symbol “CBAC.” Community National’s principal executive offices are located at 561 East Washington Avenue, Ashburn, Georgia 31714, and its telephone number is (229) 567-9686.

          Tarpon Springs is a national banking association and wholly-owned subsidiary of Community National Bancorporation. Tarpon Springs is located in Pinellas County, Florida and offers a full range of personal and commercial banking services.

          Gulf Atlantic, a Florida corporation headquartered in Tallahassee, Florida, is a start-up company formed to build and develop a community banking network through the acquisition and consolidation of community banks in the Southeastern United States.

     •     Terms of the Sale and Consideration (page 16). Pursuant to the terms of the Sale Agreement, Community National will sell Tarpon Springs to Gulf Atlantic. The aggregate purchase price to be received by Community National is $6,000,000 in cash, subject to adjustment as provided in the Sale Agreement. Generally, if Tarpon Springs’ Available Capital (as defined in the Sale Agreement) as of the closing of the Sale is less than $3,000,000, the aggregate purchase price shall be reduced by two dollars for each dollar that the Available Capital is less than $3,000,000. In addition, the aggregate purchase price shall be reduced on a dollar-for-dollar basis if Tarpon Springs’ reserve for loan and lease losses is less than the greater of $400,000 and 2.75% of Tarpon Springs’ total loans as of the closing of the Sale.

          The Sale will be effected by Gulf Atlantic purchasing all of the issued and outstanding shares of the Common Stock, par value $5.00 per share (the “Common Stock”) of Tarpon Springs. The sale consideration will be used for general corporate purposes, to repay indebtedness, and to redeem outstanding preferred stock of Community National.

     •     Conditions to Closing (page 21). There are several conditions that, unless waived, the parties must satisfy in order to complete the sale. These include, among other things:

•	the approval of the Sale by Community National’s shareholders;

•	the receipt of all governmental and regulatory approvals and third party consents needed to complete the sale and related transactions;

•	the absence of any issued or threatened injunctions preventing the Sale;

•	the accuracy of all representations and warranties made by Community National and Gulf Atlantic;

•	the performance of all covenants and agreements by Community National and Gulf Atlantic;

•	the absence of any material adverse change to the financial condition, results of operations, business or assets of Tarpon Springs or Gulf Atlantic;

•	Community National’s execution of an agreement not to compete with Gulf Atlantic in specified counties of Florida for a period of five years;

•	Gulf Atlantic’s successful closing of its private placement of Gulf Atlantic common stock resulting in sufficient funds to pay the purchase price at closing; and

•	other routine closing conditions.

     •     Termination (page 20). The parties to the Sale Agreement may terminate the agreement by the mutual consent of both parties at any time before closing. Additionally, either party may terminate the agreements if:

•	the Sale has not closed by March 31, 2004;

•	the shareholders of Community National do not approve the Sale;

•	a governmental or regulatory authority prohibits the Sale; or

•	the other party breaches its representations, warranties, covenants or agreements, the breach is not cured within 30 days or cannot be cured, and the breach is reasonably likely to have a material adverse effect on the breaching party.

          In addition, Community National may terminate the Sale Agreement for certain other reasons, including the failure of Gulf Atlantic to satisfy or waive its financing condition on or before January 31, 2004. Finally, Gulf Atlantic may terminate the Sale Agreement for certain other reasons, including if Community National’s Board of Directors fails to recommend that its shareholders adopt and approve the Sale Agreement or withdraws such recommendation. If Community National terminates the agreement due to Gulf Atlantic’s failure to satisfy or waive its financing condition, Community National will be entitled to reimbursement from Gulf Atlantic for its expenses related to the Sale Agreement, up to a maximum of $100,000.

          • Indemnification (page 20). Community National has agreed to indemnify Gulf Atlantic and its affiliates for certain matters, including:

•	losses arising from any breach of representations, warranties or covenants or nonfulfillment of any covenants, agreements or obligations by or of Community National; or

•	losses arising from debts, obligations or other liabilities of Tarpon Springs arising prior to the closing date that have not been reserved against or disclosed to Gulf Atlantic.

          Gulf Atlantic has agreed to indemnify Community National and its affiliates for certain matters, including losses arising from any breach of representations, warranties or covenants or nonfulfillment of any covenants, agreements or obligations by or of Gulf Atlantic.

          Generally, the aggregate indemnification obligations of each party shall not exceed $250,000.

          • Non-Competition Agreement (page 22). In connection with the closing of the Sale, Community National will agree not to engage, directly or indirectly, in any enterprise which provides commercial banking services and related products in Pasco or Pinellas Counties of Florida for a period of five years from the date of closing.

          • Voting Agreement (page 23). The directors of Community National and Theron Reed, Community National’s President and Chief Executive Officer, have agreed to vote all shares of Community National common stock owned by them in favor of the Sale. The shares held by these individuals represents approximately 35% of the shares of common stock outstanding and entitled to vote at the Special Meeting.

          • Vote Required for Approval (page 8). Under Community National’s articles of incorporation, the affirmative vote of the holders of a majority of the outstanding shares of Community National common stock entitled to vote at the Special Meeting is necessary for approval of the proposal.

          • Reasons for the Sale (page 12). After considering a variety of strategic alternatives and alternative transactions, and after conducting an extensive auction process, the Board of Directors of Community National has determined that the sale of Tarpon Springs to Gulf Atlantic pursuant to the terms of the Sale Agreement is in the best interests of Community National and its shareholders.

          • Recommendation of the Board (page 12). The Community National Board of Directors has unanimously approved, and recommends that its shareholders vote FOR, the sale of Tarpon Springs to Gulf Atlantic, the Sale Agreement, and the other transactions contemplated by the Sale Agreement.

          • Fairness Opinion (page 13). Community National’s Board of Directors has received an opinion from an independent financial advisor concluding that the consideration to be received by Community National in the Sale is fair, from a financial point of view, to the shareholders of Community National. In approving the Sale Agreement, Community National’s Board of Directors considered the fact that Community National’s obligation to consummate the sale was contingent on the Board’s obtaining such a fairness opinion, and the Board considered, among other factors, this opinion when recommending that the shareholders of Community National approve the Sale.

          • Interests of Executive Officers and Directors (page 16). Certain of Community National’s directors and executive officers have interests in the Sale that differ from, or are in addition to, their interests as holders of Community National common stock. In particular, Community National intends to use a portion of the proceeds to redeem its outstanding preferred stock and to pay accrued dividends on such stock. The preferred stock was issued to certain of the Company’s directors in April 2003 to enable Community National to make a required payment on its then outstanding line of credit. As of January 8, 2004, the aggregate redemption price of the preferred stock, including accrued dividends, was approximately $639,000. Additionally, Community National intends to use a portion of the proceeds to repay approximately $2.9 million of indebtedness owed to the son of one of Community National’s directors.

          • Regulatory Approvals (page 15). The Sale will require the prior approval of the Federal Reserve Board. Community National cannot give any assurance that the parties will be able to obtain all required regulatory approvals or that these regulatory approvals will not contain terms, conditions or restrictions that would be detrimental to the parties to the Sale.

          • Dissenters’ Rights (page 23). Under Georgia law, Community National shareholders are not entitled to dissenters’ rights in connection with the proposed Sale.

PROXY AND VOTING INFORMATION

Why did you send me this proxy statement?

          The Board of Directors of Community National Bancorporation, a Georgia corporation (“Community National” or the “Company”), has sent this proxy statement to you to solicit your proxy in connection with the Special Meeting of the Company’s shareholders to be held on Friday, February 13, 2004 beginning at 10:00 a.m., local time (the “Special Meeting”). The Special Meeting will be held at The Thrasher House, 720 Hudson Avenue, Ashburn, Georgia 31714. This proxy statement contains important information about the proposals to be considered and voted on at the Special Meeting. However, you do not need to attend the Special Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy or voting instruction card. This proxy statement, the attached Notice of Special Meeting and the enclosed proxy card was first sent or given on or about January 8, 2004 via first class mail to all shareholders of record of the Company entitled to vote at the Special Meeting.

Why is the Special Meeting required?

          The Company’s Articles of Incorporation require that the merger or sale of any subsidiary of the Company must be approved by the shareholders of the Company. Absent this provision of the Articles of Incorporation, shareholder approval of the sale (the “Sale”) by the Company of First National Bank, its wholly-owned subsidiary (“Tarpon Springs”), to Gulf Atlantic Financial Group, Inc.. (“Gulf Atlantic”), and of the Stock Purchase and Sale Agreement by and between the Company and Gulf Atlantic (the “Sale Agreement”) would not be required.

Who may vote at the Special Meeting?

          Only shareholders of record of the Company’s no par value common stock (the “Common Stock”) at the close of business on January 2, 2004 (the “Record Date”) are entitled to vote at the Special Meeting or any adjournment or postponement of the Special Meeting. On the Record Date, there were 2,014,203 shares of Common Stock issued and outstanding held by approximately 1,243 shareholders of record. The Common Stock is the Company’s only class of voting stock.

How many votes do I have?

          Each share of Common Stock that you own entitles you to one vote. The enclosed proxy card indicates the number of shares of Common Stock that you own.

What if my shares are held through a broker?

          Many of the Company’s shareholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially through a broker, bank or other nominee.

Shares Owned as a Shareholder of Record. If your shares are registered directly in your name with the Company’s transfer agent, Registrar and Transfer Company, you are considered, with respect to those shares, to be the shareholder of record, and the Company is sending these proxy materials directly to you as such. As the shareholder of record, you may give representatives of the Company a proxy to vote your shares as you direct, or you may vote in person at the Special Meeting. The Company has enclosed a proxy card for you to use.

Shares Owned Beneficially Through a Broker, Bank or Other Nominee. Shares that are registered in the name of a brokerage account or by a bank or other nominee are commonly referred to as being held in “street name.” If you hold your shares in street name, these proxy materials were forwarded to you by your broker or nominee, which is considered, with respect to those shares, to be the shareholder of record. As the beneficial owner of shares held in street name, you have the right to direct the broker or nominee how to vote your shares. You also have the right to attend the Special Meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the Special Meeting unless you first obtain a signed proxy from the shareholder of record giving you the right to vote the shares. Your broker or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares. The broker or nominee also has provided you with instructions on how to obtain a proxy to vote your shares at the Special Meeting should you wish to do so.

How do I vote in person at the Special Meeting?

          Shares held directly in your name as the shareholder of record may be voted in person at the Special Meeting. If you choose to do so, please bring the enclosed proxy card and proof of identification. If you hold your shares in street name, you must have a signed proxy from the broker, bank or other nominee in order to vote your shares in person at the Special Meeting.

          Even if you currently plan to attend the Special Meeting, the Company recommends that you also submit your proxy as described below so that your vote will be counted if you ultimately do not attend the meeting.

How do I vote by proxy?

          Whether you hold shares directly as the shareholder of record or in street name, you may direct your vote without attending the Special Meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee. In most instances, you will be able to do this by mail. Please refer to the instructions included on your proxy card or, for shares held in street name, the voting instruction card included by your broker or nominee.

          Whether or not you plan to attend the Special Meeting, the Company urges you to complete and sign the enclosed proxy card and return it to the Company promptly in the accompanying envelope. Returning the proxy card will not affect your right to attend and vote at the Special Meeting. If you properly complete and sign the proxy card and send it to the

Company in advance of the Special Meeting, your “proxy” (the individual named on your proxy card) will vote your shares as you have directed. If you sign, date and return the enclosed proxy card but do not specify how to vote, the person named as proxy will vote your shares FOR approval of the Sale Agreement and FOR approval of the sale of Tarpon Springs to Gulf Atlantic pursuant to the Sale Agreement and the other transactions contemplated thereby.

          If your shares are held in street name, you must instruct your broker or nominee as to how your shares should be voted. If you fail to do so, the broker or nominee may be authorized to vote for you on some routine items but prohibited from voting on other items. Those items for which your broker cannot vote result in broker non-votes.

          The Company does not know of any other matters that will be brought before the Special Meeting. If, however, other matters are properly brought before the Special Meeting, your proxy will be voted on those matters as determined in the discretion of the proxy holder.

How do I revoke my proxy?

          You may revoke or change your proxy or voting instruction at any time prior to the vote at the Special Meeting. For shares held directly in your name, you may revoke your proxy in any of three ways:

•	You may send in another proxy with a later date.

•	You may notify the Company’s Secretary in writing before the Special Meeting that you have revoked your proxy.

•	You may vote in person at the Special Meeting.

Attendance at the Special Meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

          For shares held by you in street name, you may revoke or change your proxy by submitting new voting instructions to your broker or nominee, or you may vote your shares at the Special Meeting if you have first obtained a proxy from your broker or nominee.

What is the quorum requirement for the Special Meeting?

          In order to carry on the business of the Special Meeting, there must be a quorum. A quorum requires the presence, in person or by proxy, of the holders of at least a majority of the votes of each class of stock entitled to vote at the Special Meeting. The Company counts abstentions and broker non-votes as present and entitled to vote for purposes of determining a quorum.

How can the meeting be adjourned?

          The Company’s shareholders will also be asked to consider and vote on a proposal to grant discretionary authority to the proxy holder to vote in favor of an adjournment or postponement of the Special Meeting, if necessary. Adjournments may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by the approval of the holders of shares representing a majority of the outstanding shares entitled to vote and represented in person or by proxy at the Special Meeting, or by the Chairman of the Board of Directors or the President of the Company, without notice other than announcement at the Special Meeting of the date, time and place of the adjourned meeting. The Company does not currently intend to seek an adjournment of the Special Meeting. Abstentions and broker non-votes will be treated for purposes of the adjournment as votes cast against the adjournment.

How many votes are required to approve the proposed sale of Tarpon Springs?

          The affirmative vote of a majority of the shares of Common Stock outstanding and entitled to vote is necessary for approval of the proposed sale of Tarpon Springs to Gulf Atlantic. For this purpose, if you vote to “abstain” on the proposal, your shares will have the same effect as if you voted against the proposal. A broker non-vote also will have the same effect.

          The directors of the Company and Theron G. Reed, the Company’s President and Chief Executive Officer, who control in the aggregate approximately 35% of the Common Stock, have entered into an agreement to vote such shares in favor of the sale of Tarpon Springs to Gulf Atlantic and the Sale Agreement.

Who will pay for this proxy solicitation?

          The Company is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the Company’s directors, officers and employees may solicit proxies or votes in person, by telephone or by other electronic means of communication. The Company’s directors, officers and employees will not receive any additional compensation for these solicitation activities. The Company will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding these proxy materials to shareholders.

How can I submit a shareholder proposal for the next annual meeting?

          You may submit proposals for consideration at future shareholder meetings, including director nominations. If you wish to submit proposals for inclusion in the Company’s proxy statement for the 2004 Annual Meeting of Shareholders, you must have submitted such proposals so that they were received by the Company no later than December 24, 2003. If you wish to submit proposals for inclusion in the Company’s proxy statement for the 2005 Annual Meeting of Shareholders, you must submit such proposals so that they are received by the Company no later than 120 days before the date of the Company’s proxy statement for its 2004 Annual Meeting of Shareholders. Such proposals must comply with Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, and all other applicable proxy rules and requirements contained in the Company’s bylaws relating to shareholder proposals in order to be included in the Company’s proxy materials.

          If you wish to nominate persons for election to the Company’s Board of Directors or submit some other proposal for consideration at an annual meeting of the Company’s shareholders, but do not wish to submit the proposal for inclusion in the Company’s proxy materials pursuant to Rule 14a-8, you must:

•	Notify the Company’s Secretary in writing not less than 60 or more than 90 days before the Annual Meeting.

•	If the Company gives you fewer than 40 days’ notice or prior public disclosure of the meeting date, however, you may notify the Company within 10 days after the notice was mailed or publicly disclosed.

•	Your notice must contain the specific information required by the Company’s bylaws.

          Shareholder nominations for election of directors and other proposals should be submitted to Community National Bancorporation, Attention: Secretary, 561 East Washington Avenue, Ashburn, Georgia 31714. You may also contact the Company’s corporate secretary at the above address for a copy of the relevant bylaw provisions regarding the requirements for making shareholder proposals and nominating director candidates.

Where can I find more information about the Company?

          The Company is subject to the informational requirements of the Exchange Act and is required to file reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may inspect and copy the reports, proxy statements and other information filed with respect to the Company in the public reference room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission toll-free at 1-800-SEC-0330 for further information about the public reference room. You may also obtain copies of the reports, proxy statements and other information from the public reference room of the SEC. The SEC also maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements, registration statements and other information filed with the SEC through the EDGAR system.

Forward-Looking Statements

          This proxy statement includes forward-looking statements regarding the plans and objectives of the Company and Tarpon Springs leading up to and following the proposed sale of Tarpon Springs to Gulf Atlantic, the Company’s and Tarpon Springs’ pursuit and receipt of regulatory approvals related to the proposed Sale, the satisfaction of other conditions related to the proposed Sale, and other matters regarding the Company’s business, prospects and the proposed Sale. Also, statements that use the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “possible,” “project,” “should,” “will,” or similar expressions, are intended to identify forward-looking statements. Such forward-looking statements are not a guarantee of future results and involve risks and uncertainties. Actual results may differ materially from those contemplated by these forward-looking statements as a result of risks and uncertainties described in this proxy statement, including that the Company may not be able to complete proposed Sale as described in this proxy statement; changes in financial markets; and general economic and industry conditions.

THE SALE PROPOSAL

          Under this proposal, shareholders are being asked to approve the Sale Agreement, the sale of Tarpon Springs to Gulf Atlantic pursuant thereto, and the other transactions contemplated thereby. On October 21, 2003, the Company and Gulf Atlantic entered into the Sale Agreement.

The Parties to the Sale

          Community National is a Georgia corporation that was formed in 1989 and is a bank holding company that owns all of the outstanding capital stock of Community National Bank and First National Bank, Tarpon Springs. Through its subsidiary Community National Bank, Community National currently operates three branches in two counties in Georgia, and through its subsidiary Tarpon Springs, it operates one branch in Pinellas County, Florida. Community National’s common stock is quoted on the OTC Bulletin Board under the symbol “CBAC.” Community National’s principal executive offices are located at 561 East Washington Avenue, Ashburn, Georgia 31714, and its telephone number is (229) 567-9686.

          Tarpon Springs is a national banking association and wholly-owned subsidiary of Community National Bancorporation. Tarpon Springs is located in Pinellas County, Florida, and offers a full range of personal and commercial banking services.

          Gulf Atlantic, a Florida corporation headquartered in Tallahassee, Florida, is a start-up company formed to build and develop a community banking network through the acquisition and consolidation of community banks in the Southeastern United States.

Background of the Sale Proposal

          The Company operated successfully for many years as a one-bank holding company. In late 1999 and early 2000, the Company formed Cumberland National Bank (“Cumberland”) and acquired Tarpon Financial Corporation and its subsidiary bank, Tarpon Springs. From early 2000 until mid-2003, heavy loan losses at Cumberland and, to a lesser extent, Tarpon Springs, required the Company to increase its borrowings to supplement the capital accounts of its subsidiary banks. In September 2003, the Company completed the sale of Cumberland for net proceeds of approximately $2.9 million.

          While Tarpon Springs’ total assets were approximately $29.9 million as of December 31, 2002 and approximately $27.1 million as of September 30, 2003, Tarpon Springs has achieved only minimal levels of profitability, with a net loss of approximately $144,000 for the fiscal year ended December 31, 2002 and net income of approximately $91,000 for the nine months ended September 30, 2003. Tarpon Springs’ total stockholders’ equity was approximately $2.9 million as of December 31, 2002 and approximately $3.0 million as of September 30, 2003.

          On August 28, 2002, Tarpon Springs entered into a formal agreement with the Office of the Comptroller of the Currency (the “OCC”) pursuant to which Tarpon Springs agreed to take certain actions to ensure its safe and sound operation. As of the date of this proxy statement, the Company believes that most of the requirements imposed on Tarpon Springs under the agreement have been substantially satisfied, but the deadline for full compliance has expired. Following its periodic examination of Tarpon Springs in June 2003, the OCC recommended that the formal agreement remain in place.

          On June 10, 2003, Community National Bank (“CNB”), the Company’s largest subsidiary bank (which is not a party to the Sale), entered into a Memorandum of Understanding (the “MOU”) with the OCC pursuant to which CNB agreed to take certain corrective actions to operate in a safe and sound manner. Among other things, the MOU requires CNB to: establish a compliance committee to monitor and coordinate CNB’s adherence to the MOU and to evaluate the committees of CNB’s board of directors; engage an independent outside management consultant to conduct a management and board supervision study; achieve certain capital levels above regulatory minimums; adopt and follow a three-year capital plan; adopt and follow a written program to improve CNB’s loan portfolio management; review and revise CNB’s lending policies; and adopt and follow a three-year strategic plan.

          The above agreements will remain in place until the OCC is satisfied that all of these requirements have been met and the condition of these banks improves. Failure to comply with the terms of either agreement could result in additional regulatory enforcement action, including assessment of civil money penalties or issuance of a cease-and-desist order, which could impose additional obligations on CNB and Tarpon Springs. The Company, CNB and Tarpon Springs are continuing in their efforts to satisfy all relevant conditions as soon as practicable.

          At the request of the Federal Reserve Bank of Atlanta (the “Fed”), the Company’s Board of Directors adopted resolutions in February 2003 that, among other things, prohibit the Company from incurring additional debt, declaring or paying dividends, or purchasing or redeeming treasury stock without prior Fed approval. As of the date of this proxy statement, the Company believes that it is in full compliance with the provisions of the resolutions calling for submission to the Fed of a consolidated budget, cash flow projections and adoption of a strategic and capital plans.

          The foregoing events have had a negative effect on the Company. On March 31, 2002, the Company obtained a $6 million line of credit facility from an unrelated financial institution. The Company’s obligations under the facility were secured by the common stock of each of the Company’s subsidiary banks and included annual principal payments beginning on April 1, 2003, each in an amount equal to 10% of the outstanding principal balance. As of December 31, 2002, the Company was determined by the lender to be in default of several of the facility’s covenants. On April 9, 2003, the Company made the 2003 annual principal payment on the line of credit facility in the amount of $504,200. To enable the Company to make the required principal payment, the Company sold 61,500 shares of its newly-issued non-voting Series A Preferred Stock to its directors for an aggregate price of $615,000. In connection with the principal payment, the lender agreed to waive all existing defaults under the facility through June 30, 2003.

          On July 7, 2003, the Company repaid the outstanding balance on the line of credit with the proceeds of a new $5.1 million loan from the son of one of the Company’s directors. This new loan must be repaid in full on or before July 7, 2004 and bears an interest rate equal to prime plus 3.25%, with interest-only payable monthly. The other terms of the loan are substantially similar to those of the previous line of credit. The lender has agreed to forbear all existing and future defaults under the loan through July 7, 2004, so long as the financial condition of the Company or any of its subsidiary banks does not deteriorate during that time. In September 2003, the Company used approximately $2.2 million of the proceeds from the sale of Cumberland to reduce the outstanding principal balance to approximately $2.9 million. The Company intends to repay the remaining balance out of the proceeds of the Sale.

          Due to the declining financial condition of the Company, in September 2002 the Company retained an investment banker to provide advice concerning strategic alternatives available to the Company, including the sale of one or more of the Company’s banks or the entire company. The investment banker identified and contacted a number of potential purchasers for the Company during 2002 and early 2003. While several entities, including Gulf Atlantic, indicated an interest in acquiring the Company or one or more of its subsidiary banks and conducted due diligence, this process did not result in any proposals that the Company’s Board of Directors believed to be in the best interests of the Company or its shareholders. While the Company terminated its relationship with the investment banker in early July 2003, the Company continued to consider potential transactions with prospective acquirors. On September 23, 2003, the Company sold Cumberland to an unrelated third party for approximately $2.9 million.

          In September 2003, the Company received a proposal from Gulf Atlantic to acquire Tarpon Springs. The Company immediately began to negotiate the terms of the Sale Agreement, and Gulf Atlantic began to conduct due diligence. On October 14, 2003, after the parties and their counsel had engaged in extensive negotiations, the Board met to consider the proposed terms of the Sale Agreement. After thoroughly reviewing and discussing such terms, the Board unanimously authorized an Executive Committee composed of Ruth Raines, Willis Collins and Benny Denham to enter into the Sale Agreement provided that Gulf Atlantic would agree to certain modifications to the terms of the proposed Sale Agreement. The Company negotiated these modifications with Gulf Atlantic, and on October 21, 2003, a revised Sale Agreement was unanimously approved by the Executive Committee. That same day, the Sale Agreement was executed by the parties thereto.

Reasons for the Sale and Recommendation of the Board

          The Company’s Board of Directors unanimously determined that the Sale is in the best interests of its shareholders and unanimously recommended that shareholders approve the Sale, the Sale Agreement and the other transactions contemplated thereby. The Board considered the following positive factors in reaching this conclusion:

•	the business, financial condition, earnings and prospects of the Company and Tarpon Springs;

•	the difficulties and increased expense of operating under increased regulatory scrutiny of Tarpon Springs’ business pursuant to Tarpon Springs’ agreement with the OCC;

•	that the Board had conducted an extensive review of strategic alternatives, including the proposed Sale, and, after completion of this process, believed that the alternatives to the Sale are either not feasible or not reasonably likely to provide equal or greater value to the Company and its shareholders;

•	that the Board received an opinion from an independent financial advisor as to the fairness, from a financial point of view, of the Sale to the shareholders of the Company; and

•	that the Sale is structured as a stock purchase agreement and, as such, the liabilities of Tarpon Springs will no longer be liabilities of the Company.

          The Board also considered the following potentially negative factors:

•	the risk that the Sale might not be consummated;

•	that the Company’s shareholders will not have the opportunity to benefit from any future growth of Tarpon Springs; and

•	that certain directors of the Company may have interests in the Sale that differ from, or are in addition to, their interests as shareholders of the Company, including that a portion of the proceeds may be used to (i) redeem preferred stock held by certain directors and to pay accrued dividends on such preferred stock, and (ii) repay a loan from the son of a director.

          The factors described above were not the only factors considered by the Board. The Board did not find it practicable to quantify or otherwise assign relative weights to any of these factors. However, after taking into account all of these factors, the Board unanimously concluded that the Sale is in the best interests of the shareholders of the Company.

          FOR THESE REASONS, THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE SALE PURSUANT TO THE SALE AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE AT THE SPECIAL MEETING TO APPROVE THE SALE, THE SALE AGREEMENT AND THE OTHER TRANSACTIONS CONTEMPLATED THEREBY.

The Fairness Opinion

          In November 2003, the Company’s Board of Directors engaged Alex Sheshunoff & Co. Investment Banking (“Sheshunoff”) to provide a written opinion as to the fairness, from a financial point of view, of the Sale to the shareholders of the Company. In approving the Sale Agreement, the Board considered the fact that Community National’s obligation to consummate the sale was contingent on the Board’s obtaining such a fairness opinion concluding that the Sale is in the best interests of the Company’s shareholders. In recommending that shareholders approve the Sale, the Company’s Board of Directors considered, among other factors, this fairness opinion and the financial analyses undertaken by Sheshunoff in connection with this fairness opinion. The Board retained Sheshunoff based upon Sheshunoff’s qualifications, experience and expertise, including experience in valuing community banks and other financial institutions.

          Pursuant to an engagement letter, the Company agreed to pay Sheshunoff a total fee of $12,000 for rendering its fairness opinion. The Company also agreed to reimburse Sheshunoff for its reasonable out-of-pocket expenses related to the engagement, and to indemnify Sheshunoff against certain liabilities. The payment of Sheshunoff’s fee is not contingent on the closing of the Sale.

          On December 3, 2003, Sheshunoff delivered to the Board its written opinion to the effect that, as of such date, the Sale Consideration to be received by the Company in the Sale is fair, from a financial point of view, to the shareholders of the Company. On January 8, the date of this proxy statement, Sheshunoff delivered to the Board a written confirmation of this opinion. Both Sheshunoff’s opinion and its confirmation of the opinion are attached to this proxy statement as Appendix B hereto, and describe certain assumptions made, matters considered and limitations on the review undertaken in connection with the fairness opinion. You are encouraged to read the fairness opinion in its entirety. Sheshunoff’s opinion is directed to the Board, is limited to the fairness of the Sale Consideration from a financial point of view, and does not constitute a recommendation to any shareholder as to how such shareholder should vote at the Special Meeting. The summary of the opinion and financial analyses undertaken set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

          In rendering its opinion, Sheshunoff reviewed the Sale Agreement and reviewed and evaluated annual and interim financial statements of Tarpon Springs. Sheshunoff also reviewed and discussed with the management of Tarpon Springs recent and projected financial performance of Tarpon Springs, and performed the analyses described below and such other analyses as Sheshunoff deemed appropriate. The Company did not impose any limitations upon the scope of the investigations to be performed by Sheshunoff in connection with the opinion.

          As described in the opinion, Sheshunoff assumed and relied on, without independent verification, the accuracy and completeness of the information provided to it by Tarpon Springs for the purposes of its opinion. Sheshunoff did not make an independent evaluation of the assets or liabilities of Tarpon Springs. Sheshunoff did not conduct an on-site review of Tarpon Springs.

          Sheshunoff’s fairness opinion and confirmation are based on economic and market conditions as of the dates thereof, respectively. The following is a summary of the material analyses performed by Sheshunoff in connection with its fairness opinion:

          Sheshunoff compared Tarpon Springs’ operating results with those of 13 other banks in the southeast region of the United States that have been acquired since January 1, 2003. Sheshunoff also compared the pricing multiples of Tarpon Springs implied in the Sale with the pricing multiples implied in these comparable transactions. Sheshunoff used various standard valuation techniques in performing these comparisons, including comparable price multiples and discounted cash flow calculations. The range of value indicators resulting from specific calculations or analyses should not be interpreted as Sheshunoff’s opinion as to the actual value of Tarpon Springs.

          Market value. Market value is generally defined as the price at which informed, unrelated buyers and sellers would agree after negotiating on an “arms-length” basis. Sheshunoff looked to recent acquisitions of banks and banking institutions in the southeast United States in determining market value in connection with the proposed Sale. In analyzing the fairness of the Sale Consideration using the market value approach, Sheshunoff compared various price multiples, including price to book value, price to earnings and price to assets ratios of the proposed Sale with those of the comparable transactions. Sheshunoff determined that the price multiples implied by the Sale Consideration were within the range of price multiples of the comparable transactions. Sheshunoff also considered the fact that the total assets of Tarpon Springs are less that those of most of the companies acquired in the comparable transactions, and that small community banks with less total assets tend to command relatively lower price multiples.

          Discounted cash flow analysis. Sheshunoff also developed a discounted cash flow analysis for Tarpon Springs. Using a discount rate of 14%, which Sheshunoff considered, based on its experience, to be an acceptable rate of return that a typical investor would require for an investment of this type, Sheshunoff a calculated a present value for Tarpon Springs that would be less than the Sale Consideration of $6,000,000.

          In performing its analysis, Sheshunoff also considered other factors, including the general condition of the industry, the economic and competitive conditions in the region, and other factors which may affect the fair market value of Tarpon Springs. After reviewing the results of its analyses, including but not limited to those described above, Sheshunoff concluded that the Sale Consideration is fair, from a financial point of view, to the shareholders of Community National. Sheshunoff delivered its written opinion to the Company’s Board on December 3, 2003, and confirmed this opinion in writing on January 8, 2004.

Regulatory Approvals

          Certain regulatory requirements imposed by U.S. regulatory authorities must be complied with before the Sale can be completed. The Sale will require the prior approval of the Fed. It is possible that the Fed may seek concessions from the parties as conditions for granting approval of the Sale. Under the Sale Agreement, each of the parties has agreed to use its best efforts, and will cause its officers, directors, employees and agents and its subsidiaries and their officers, directors, employees and agents, to use their best efforts, to obtain as soon as reasonably practicable all state and federal regulatory approvals and consents required or deemed necessary to consummate the transactions contemplated by the Sale Agreement. Such approvals and consents must be free of conditions and restrictions the effect of which would have been such that Gulf Atlantic would not reasonably have entered into the Sale Agreement had such conditions or restrictions been known at the time the Sale Agreement was executed. The Company cannot provide any assurance that it or any other party will be able to obtain all required regulatory approvals, or that such approvals will not contain terms, conditions or restrictions that may be detrimental to the Company or Tarpon Springs after the completion of the Sale.

Interests of Certain Persons in the Sale

          Certain of the Company’s directors and executive officers have interests in the Sale that differ from, or are in addition to, their interests as holders of the Company’s common stock. In particular:

•	The Company and the holders of the Company’s Series A Preferred Stock, no par value (the “Series A Stock”) have agreed that, contingent on the consummation of the Sale, the Company will redeem all outstanding shares of the Series A Stock and pay all accrued and unpaid dividends on such shares. 61,500 shares of Series A Stock were sold to certain of the Company’s directors in April, 2003 for a total of $615,000 in order to raise funds needed to make a mandatory payment on the Company’s then-existing bank line of credit. The Series A Stock accrues dividends at a rate equal to prime plus 1%, adjusted daily, and is redeemable at the original issue price plus all accrued and unpaid dividends. As of January 8, 2004, the aggregate redemption price of the Series A Stock, including accrued and unpaid dividends, is approximately $639,000. The Company must obtain the consent of the Federal Reserve Bank of Atlanta before redeeming the Series A Stock.

•	The Company intends to use a portion of the proceeds of the Sale to repay approximately $2.9 million outstanding under a loan from the son of one of the Company’s directors. This loan was obtained in July 2003 in order to permit the Company to repay its outstanding balance under its previous credit facility from an unrelated financial institution, as described above under “Background of the Sale Proposal.”

Operation of the Company after the Sale

          After the consummation of the Sale, the Company will continue to own its remaining subsidiary Community National Bank, which will operate in the normal course of business. The Company may consider future potential transactions in which the Company or its remaining subsidiary would be acquired.

Summary of the Sale Agreement

          This section summarizes the material terms of the Sale Agreement and related agreements. However, this summary is not complete and is qualified in its entirety by reference to the copies of the Sale Agreement attached as Appendix A to this proxy statement, which sets forth the terms and conditions of the Sale.

     The Sale and Sale Consideration

          The parties to the Sale Agreement have agreed that on the closing date of the Sale, Gulf Atlantic will acquire all of the issued and outstanding capital stock of Tarpon Springs. Gulf Atlantic has agreed to pay the Company $6,000,000 in cash as consideration for the Sale (the “Sale Consideration”). If, as of a date not earlier than three business days prior to the closing date of the Sale, the Available Capital of Tarpon Springs (defined as Tarpon Springs’ total shareholders’ equity as December 31, 2002, its fiscal year end, plus net income of Tarpon

Springs since December 31, 2002) is less than $3,000,000, the Sale Consideration shall be reduced by two dollars for each dollar by which the Available Capital is less than $3,000,000. Additionally, the Sale Consideration will be reduced on a dollar-for-dollar basis to the extent that Tarpon Springs’ reserve for loan and lease losses as of a date not earlier than three business days prior to the closing date of the Sale is less than the greater of (i) $400,000, and (ii) 2.75% of Tarpon Springs’ total loans. The proceeds of the Sale will be used by the Company for working capital and for the purposes described under “Interests of Certain Persons in the Sale” and will not be distributed to shareholders of the Company.

     Representations and Warranties

          The Sale Agreement contains various representations and warranties by the Company, including, among other things, representations and warranties relating to:

•	Tarpon Springs’ corporate organization and capital structure;

•	the Company’s and Tarpon Springs’ authority to enter into the Sale Agreement and related agreements and to consummate the Sale;

•	the Company’s and Tarpon Springs’ ability to obtain any required consents to the Sale;

•	the accuracy and completeness of the disclosures made by Cumberland to Heritage;

•	the accuracy and completeness of the Company’s and Tarpon Springs’ financial statements;

•	the absence of any material adverse changes to the financial condition, results of operations, assets or business of Tarpon Springs since December 31, 2002;

•	Tarpon Springs’ payment of all applicable taxes and the accuracy and completeness of all tax returns;

•	the absence of undisclosed pending or threatened litigation or governmental actions against or affecting Tarpon Springs;

•	Tarpon Springs’ compliance with applicable laws and regulations, including environmental laws, and the absence of certain environmental conditions arising out of or related to the operations of Tarpon Springs;

•	the accuracy and completeness of Tarpon Springs’ corporate books and records and loan documentation;

•	Tarpon Springs’ compliance with lending limits and related provisions of Florida law;

•	the adequacy of Tarpon Springs’ loan loss reserves;

•	Tarpon Springs’ interests under leases of real and personal property and ownership interests in real and personal property;

•	the validity and enforceability of Tarpon Springs’ material contracts and the absence of defaults under such contracts;

•	the effectiveness of Tarpon Springs’ insurance policies and the adequacy of such policies to protect Tarpon Springs from a material adverse loss on a consolidated basis;

•	Tarpon Springs’ employee benefit plans and labor relations matters;

•	Tarpon Springs’ transactions with related parties; and

•	the maintenance by Tarpon Springs’ of fidelity bonds.

          The Sale Agreement also contains various representations and warranties by Gulf Atlantic, including:

•	Gulf Atlantic’s corporate organization and capitalization;

•	Gulf Atlantic’s authority to enter into the Agreement and consummate the Sale;

•	Gulf Atlantic’s ability to obtain any required consents and government approvals;

•	the absence of undisclosed pending or threatened litigation or governmental orders against or affecting Gulf Atlantic or its officers or directors which Gulf Atlantic reasonably expects would have a material adverse effect on its financial condition, results of operations, assets or business;

•	Gulf Atlantic’s compliance with applicable laws and regulations; and

•	the absence of any material contracts to which Gulf Atlantic is a party or otherwise bound or affected.

     Covenants and Agreements

          Each of the parties to the Sale Agreement has agreed to use its reasonable best efforts in good faith to take or cause to be taken all actions necessary, proper or desirable, or advisable under applicable laws so as to permit consummation of the Sale and related transactions as soon as practicable. Each of the parties has also agreed to, among other things:

•	provide the other party with such assistance as may be reasonably requested in connection with the preparation of a tax return or other tax matters;

•	not to issue any press releases or make similar public disclosures without prior approval of the other party, unless required by law or regulation; and

•	provide the other party, upon reasonable notice and subject to applicable laws, access to books, records, and similar information.

          In addition, the Company has agreed to, among other things:

•	take all action necessary, in accordance with applicable law and its articles and bylaws, to convene a meeting of shareholders to vote upon approval of the Sale and Sale Agreement and to use reasonable best efforts to solicit such shareholder approval;

•	that the Company’s Board of Directors, unless it determines in good faith that to do so would result in a failure to discharge their fiduciary duties, shall recommend such approval to the Company’s shareholders;

•	provide Gulf Atlantic with copies of Tarpon Springs’ periodic financial statements and internal audit reports;

•	take reasonable steps to ensure that the Sale Agreement, Sale and related transactions do not trigger rights under Community National’s articles or bylaws or under any material agreements; and

•	pay all sums due under a consulting agreement to which the Community National is a party.

          In addition, Gulf Atlantic has agreed to, among other things, provide Community National with a copy of the private placement memorandum, subscription agreements and other documentation related to Gulf Atlantic’s private placement of common stock seeking to raise not less than $6,000,000, which amount will be used to pay the Sale Consideration.

     Forbearances

          Community National has agreed that, until closing it will not, among other things:

•	conduct the business of Tarpon Springs other than in its ordinary and usual course consistent with past practices;

•	issue, sell, or otherwise authorize the creation of any new shares of common stock of Tarpon Springs, otherwise make any changes to the capital structure of Tarpon Springs, or enter into any voting agreement or participate in any voting trust related to Tarpon Springs common stock;

•	pay any dividends or make any distributions relating to Tarpon Springs stock;

•	enter into or modify any material employment contracts relating to Tarpon Springs or otherwise increase the compensation due to directors, officers or employees of Tarpon Springs;

•	establish or modify any employee benefit or similar plans relating to Tarpon Springs;

•	sell, transfer or encumber any material assets of Tarpon Springs;

•	cause Tarpon Springs to make any material acquisitions;

•	amend Tarpon Springs’ articles or bylaws;

•	change any accounting principles or methods relating to Tarpon Springs;

•	enter into any material contracts to which Tarpon Springs is a party;

•	settle any litigation, except for litigation involving solely monetary damages that would not cause the Available Capital at closing to be less than $3,000,000;

•	make material changes to, or fail to follow, Tarpon Springs’ risk management procedures;

•	incur or guaranty any indebtedness or make any loans by Tarpon Springs other than in the ordinary course of business;

•	make any capital expenditures by Tarpon Springs in excess of $50,000 in the aggregate;

•	open or close any branches of Tarpon Springs; or

•	reduce Tarpon Springs’ reserve for losses below a specified amount.

          In addition, Gulf Atlantic has agreed that, until closing it will not, among other things, conduct its business other than in the ordinary and usual course.

     Termination

          The Sale Agreement may be terminated in the following ways:

•	by the mutual written consent of all parties to the Agreements;

•	by either party if the Sale has not closed on or before March 31, 2004, unless the delay results from the action or inaction of the party seeking to terminate;

•	by either party in the event of a breach by the other party of any representation, warranty, covenant, or other agreement, the breach is not cured within 30 days after written notice, and the breach would be reasonably likely, individually or in the aggregate, to have a material adverse effect on the breaching party’s financial condition, results of operations, assets or business;

•	by either party if the shareholders of the Company do not approve the Sale Agreement at the Special Meeting;

•	by either party if a governmental authority issues a final and non-appealable order prohibiting the Sale;

•	by Gulf Atlantic if the Company’s Board of Directors does not recommend that the Company’s shareholders approve the Sale Agreement, or withdraws or adversely changes such recommendation;

•	by the Company if it is unable to obtain a confirmation of the fairness opinion of its financial advisor as of the date of the mailing of this proxy statement; and

•	by the Company if Gulf Atlantic has not satisfied or waived its financing condition on or before January 31, 2004.

          If the Company terminates the Sale Agreement because of Gulf Atlantic’s failure to satisfy or waive its financing condition, then Gulf Atlantic is obligated to reimburse the Company for reasonable expenses actually incurred related to the Sale Agreement, including attorneys’ fees, up to a maximum of $100,000.

     Indemnification

          The Company has agreed, subject to limitations, to indemnify Gulf Atlantic and its affiliates for any loss or expense arising from:

•	any breach of a representation, warranty, covenant or agreement made by the Company contained in the Sale Agreement or related agreements.

•	any failure by the Company to perform any post-closing covenants contained in the Sale Agreement or related agreements; and

•	any debts, obligations, or other liabilities, known, unknown or contingent, of Tarpon Springs arising prior to the closing of the Sale that have not been reserved against or disclosed to Gulf Atlantic;

          Gulf Atlantic has agreed, subject to limitations, to indemnify the Company and its affiliates for any loss arising from:

•	any breach of a representation, warranty, covenant or agreement made by Gulf Atlantic contained in the Sale Agreement or related agreements; and

•	any failure by Gulf Atlantic to perform any post-closing covenants contained in the Sale Agreement or related agreements.

          The indemnification provisions of the Sale Agreement will survive for a period of 18 months following the closing of the Sale and, except in the case of fraud, active concealment or willful or intentional breaches, shall be the exclusive remedy of the parties under the Sale Agreement after the closing of the Sale. Generally, neither the Company nor Gulf Atlantic shall be required to make indemnification payments which, in the aggregate, exceed $250,000. Neither the Company nor Gulf Atlantic will have any obligation to indemnify any person under the Sale Agreement for any loss suffered by such person except to the extent that such losses, in the aggregate, exceed $50,000.

     Conditions to Closing

          The obligations of each party to complete the Sale are subject to the fulfillment of the following conditions, among others, on or before the closing of the Sale, unless waived by the appropriate party:

•	the Company shall have obtained the approval of its shareholders of the Sale Agreement;

•	approvals and authorizations from all applicable governmental authorities for the Sale shall have been obtained and be in effect, and no such approvals shall be subject to any condition or restriction such that Gulf Atlantic would not reasonably have entered into the Sale Agreement had it known of such condition or restriction as of the date of entering the Sale Agreement;

•	all third party consents or approvals required to complete the Sale shall have been obtained and be in effect, unless the failure to obtain such consent is not reasonably likely to have, individually or in the aggregate, a material adverse effect on Gulf Atlantic’s financial condition, results of operations, business or assets;

•	no injunctions or similar orders to prohibit the Sale or to obtain substantial damages relating to the Sale shall have been issued or threatened;

•	the other party shall have delivered the required closing documents to the other party, including all required certificates, resolutions and opinions;

•	the other party shall have performed each of the covenants in the Sale Agreement in all material respects;

•	the representations and warranties of the other party are true and correct in all material respects as of the date made and as of the closing of the Sale;

•	the Company’s financial advisor shall have confirmed its opinion as to the fairness of the Sale and related transactions from a financial point of view to the shareholders of the Company as of the time this proxy statement is mailed to the Company’s shareholders;

          In addition to the conditions described above, Gulf Atlantic’s obligation to complete the Sale is subject to the satisfaction of the following conditions on or before the closing of the Sale, unless waived:

•	since the date of the Sale Agreement, there has been no material adverse change to the financial condition, results of operations, business or assets of Tarpon Springs;

•	the Company shall have executed and delivered an agreement not to compete with Gulf Atlantic for a period of five years in specified counties of Florida;

•	all members of the Company’s Board of Directors who also sit on the board of directors of Tarpon Springs shall have resigned from the board of directors of Tarpon Springs;

•	all intercompany accounts between the Company and Tarpon Springs shall have been settled so that at closing Tarpon Springs has no indebtedness to the Company or its affiliates;

•	Gulf Atlantic shall have closed its private placement of common stock such that it has adequate cash to pay the Sale Consideration at closing; and

•	any and all security interests covering the shares of capital stock of Tarpon Springs to be acquired in the Sale shall have been released.

          In addition to the conditions described above, the Company’s obligation to complete the Sale is subject to the satisfaction of the following conditions on or before the closing of the Sale, unless waived:

•	since the date of the Sale Agreement, there has been no material adverse change to the financial condition, results of operations, business or assets of Gulf Atlantic; and

•	Gulf Atlantic’s financing condition shall have been satisfied or waived on or before January 31, 2004.

     Expenses

          Each party has agreed to pay its own expenses and costs incurred in connection with the Sale and related transactions.

     Non-Competition Agreement

          In connection with the closing of the Sale, Community National will enter into a non-competition agreement. Under this agreement, Community National will agree that for a period of five years following the closing of the Sale, it will not:

•	directly or indirectly engage in or have a financial interest in any enterprise which provides general commercial banking services and related financial products in Pasco or Pinellas Counties of Florida;

•	solicit or accept any current or future customers of Community National, Gulf Atlantic or Tarpon Springs in Pasco or Pinellas Counties of Florida; or

•	knowingly employ or solicit any current or future executive, managerial or technical employees of Gulf Atlantic or Tarpon Springs, other than those who do not continue employment with Gulf Atlantic or Tarpon Springs immediately following the closing of the Sale.

     Voting Agreement

          The directors and chief executive officer of the Company have agreed to vote all shares of Community National common stock controlled by them in favor of the Sale Agreement and the transactions contemplated thereunder. The shares controlled by these individuals represent approximately 35% of the shares of Common Stock outstanding and entitled to vote at the Special Meeting.

Dissenters’ Rights

          Under Georgia law, the shareholders of the Company are not entitled to dissenters’ rights in connection with the Sale.

BENEFICIAL OWNERSHIP OF
PRINCIPAL SHAREHOLDERS AND MANAGEMENT

          The following table sets forth the number of shares and percentage of Common Stock beneficially owned as of November 12, 2003 by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, individually, (iii) each of the named executive officers of the Company, individually, and (iv) all executive officers and directors of the Company as a group. As of November 12, 2003, there were 2,011,495 shares of Common Stock issued and outstanding.

          Information relating to beneficial ownership of Common Stock is based upon “beneficial ownership” concepts set forth in the instructions to Item 403 of Regulation S-B promulgated by the SEC. Under such rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within 60 days after November 12, 2003. Except as otherwise indicated, and subject to applicable community property laws, the persons named below have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

		Percent
Name and Address of	Number	beneficially
Beneficial Owner	of shares	owned(1)

T. Brinson Brock, Sr. 1252 Brock Road Arabi, Georgia 31712	84,664 (2)	4.21%

			Percent
Name and Address of	Number		beneficially
Beneficial Owner	of shares		owned(1)

Willis R. Collins 9655 Georgia Highway 112 East Rebecca, Georgia 31783	92,165	(3)	4.58%

Shirley Crawford 56 South Academy Street Rebecca, Georgia 31783	111,452	(4)	5.54%

Donald Crews 508 Davidson Street St. Marys, Georgia 31558	31,510	(5)	1.55%

Benny Warren Denham 424 East Inaha Road Sycamore, Georgia 31790	32,830	(6)	1.63%

Lloyd Greer Ewing 545 East Monroe Avenue Ashburn, Georgia 31714	39,211	(7)	1.95%

Bobby Y. Franklin 27300 Brusso Franklin Road Hilliard, Florida 32046	41,000	(8)	2.02%

Grady Elmer Moore 5580 Georgia Highway 33 North Arabi, Georgia 31712	81,050	(9)	4.03%

Sara Ruth Raines 4525 Hawpond Road Ashburn, Georgia 31714	70,509	(10)	3.51%

Theron G. Reed 2945 Georgia Highway 90 West Rebecca, Georgia 31783	21,201		1.05%

Joe S. Sheppard 4451 Herschel Street Jacksonville, Florida 32210	22,000	(11)	1.09%

Benjamin E. Walker 630 McLendon Street Ashburn, Georgia 31714	79,861	(12)	3.97%

Jimmie Ann Ward 1330 Warwick Highway Ashburn, Georgia 31714	75,000	(13)	3.73%

			Percent
Name and Address of	Number		beneficially
Beneficial Owner	of shares		owned(1)

Freddie J. Weston, Jr. 828 West Madison Avenue Ashburn, Georgia 31714	15,000		0.75%

All directors and executive officers as a group (15 persons)	797,553	(14)	38.84%

1.	The percentages are based on 2,011,495 shares of Common Stock outstanding, plus shares of Common Stock which may be acquired by the beneficial owner, or group of beneficial owners, within 60 days of November 12, 2003, by exercise of any rights to acquire beneficial ownership of Common Stock. The percentage total differs from the sums of the individual percentages due to the differing denominators with respect to each calculation.

2.	Includes 1,190 shares held as custodian for Brent Brock, 1,006 shares held as custodian for Kristen Brock, 370 shares held as custodian for Hunter Chess Brock, and 1,224 shares owned by Mr. Brock’s wife, as to all of which Mr. Brock disclaims beneficial ownership.

3.	Includes 45,132 shares owned by Mr. Collins’s wife as to which Mr. Collins disclaims beneficial ownership.

4.	Includes 8,115 shares held in the name of Ms. Crawford’s son, Gene Scott Crawford, and 8,115 shares held in the name of her son, Phillip Andrew Crawford, as to all of which Ms. Crawford disclaims beneficial ownership.

5.	Includes 15,000 shares underlying currently exercisable warrants.

6.	Includes 4,788 shares owned by Mr. Denham’s wife as to which Mr. Denham disclaims beneficial ownership.

7.	Includes 9,000 shares owned by Mr. Ewing’s children (3,000 each for Mary Margaret Ewing, Lloyd S. Ewing and Jennifer L. Ewing) as to which Mr. Ewing disclaims beneficial ownership.

8.	Includes 16,000 shares underlying currently exercisable warrants.

9.	Includes 5,000 shares owned by Mr. Moore’s wife as to which Mr. Moore disclaims beneficial ownership.

10.	Includes 1,500 shares owned by Ruth’s of Ashburn, Inc. and 40,019 shares owned by Mrs. Raines’s husband and his IRA, as to all of which Mrs. Raines disclaims beneficial ownership.

11.	Includes 11,000 shares underlying currently exercisable warrants.

12.	Includes 35,061 owned by the Walker Family Partnership. Also includes 12,300 shares owned by Mr. Walker’s wife as to which Mr. Walker disclaims beneficial ownership.

13.	Includes 15,000 shares held in the name of Ms. Ward’s son, Michael E. Ward.

14.	Includes 42,000 shares underlying currently exercisable warrants.

OTHER MATTERS

          The Company does not have any knowledge of any other matters that may come before the Special Meeting, and the Company does not intend to present any other matters. However, if any other matters shall properly come before the Special Meeting or any adjournment or postponement thereof, the person holding the proxy being solicited herewith will have the discretion to vote on such matters as he sees fit.

          Whether or not you plan to attend the Special Meeting, in order that your shares may be represented, please complete the enclosed broker instruction card as instructed thereby, or sign, date and return your proxy promptly.

By Order of the Board of Directors

Theron G. Reed
President and Chief Executive Officer

Ashburn, Georgia
January 8, 2004

Appendix A

STOCK PURCHASE AND SALE AGREEMENT

between

GULF ATLANTIC FINANCIAL GROUP, INC.
as Buyer

and

COMMUNITY NATIONAL BANCORPORATION
as Seller

Dated as of October 21, 2003

STOCK PURCHASE AND SALE AGREEMENT

          THIS STOCK PURCHASE AND SALE AGREEMENT, is made and entered into as of this 21st day of October, 2003 (the “Agreement”), by and between Gulf Atlantic Financial Group, Inc., a corporation organized and existing under the laws of the State of Florida (“Buyer”), and Community National Bancorporation, a corporation organized and existing under the laws of the State of Georgia (“Seller”).

WITNESSETH:

          WHEREAS, Seller owns all of the issued and outstanding shares (the “Shares”) of Common Stock, $5.00 par value per share (the “Common Stock”), of the Bank;

          WHEREAS, Buyer desires to purchase, and Seller desires to sell, the Shares, which represent all of the outstanding capital stock of the Bank, on the terms and subject to the conditions contained in this Agreement;

          WHEREAS, as a condition and inducement to Buyer to enter into this Agreement, simultaneous with the execution and delivery of this Agreement, the Seller shall enter into an agreement with Buyer, in the form of Exhibit A hereto (the “Non-Competition Agreement”), under which Seller will agree, among other things, not to compete directly or indirectly with Buyer; and

          WHEREAS, as a further condition and inducement to Buyer to enter into this Agreement, simultaneous with the execution and delivery of this Agreement, shareholders of Seller who are also directors (and Theron G. Reed who is an executive officer) of Seller holding the power to vote in the aggregate approximately 35% of the outstanding shares of common stock of the Seller shall enter into agreements with Buyer, in the form of Exhibit B hereto, under which each such shareholder will, among other things, agree to vote in favor of this Agreement and the transactions contemplated hereby.

          NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants, conditions and actions hereinafter set forth, the parties hereto, each intending to be legally bound hereby, agree as follows:

ARTICLE I
DEFINITIONS

     1.01 Definitions. The terms defined in this Section 1.01 shall have the meanings herein specified, unless the context clearly requires otherwise.

          “Affiliate” of a Party means (1) a person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Party or (2) a family member of such Party. For the purpose of this definition, the term “family member” means any person who is a relative by blood, marriage or adoption or who has the same residence.

          “Agreement” shall have the meaning set forth in the preamble.

          “Available Capital” shall mean, as of a given date, the total shareholders’ equity of the Bank calculated as the total shareholders’ equity of the Bank reported on the Seller’s audited Financial Statements for the fiscal year ended December 31, 2002 plus net income of the Bank since December 31, 2002.

          “Available Capital Test” shall have the meaning set forth in Section 2.02(c).

          “Bank” shall mean First National Bank, a national banking association organized and existing under the laws of the United States of America.

          “Benefit Plan” shall have the meaning set forth in Section 4.01(u)(1).

          “Buyer” shall have the meaning set forth in the preamble.

          “Buyer Plan” has the meaning set forth in Section 4.02(o)(1).

          “Buyer Private Financing” has the meaning set forth in Section 5.12.

          “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

          “Closing” shall have the meaning set forth in Section 2.03.

          “Closing Balance Sheet” shall have the meaning set forth in Section 2.02.

          “Closing Date” shall have the meaning set forth in Section 2.03.

          “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1986.

          “Code” shall mean the Internal Revenue Code of 1986, as amended.

          “Common Stock” shall have the meaning set forth in the recitals.

          “Comptroller” means the Office of the Comptroller of the Currency.

          “Contract” means, with respect to any person, any contract, agreement, indenture, undertaking, debt instrument, loan, mortgage, letter of credit, instrument, lease, understanding or other commitment, oral or written, to which such person or any of its Subsidiaries is a party or by which any of them is bound or to which any of their properties is subject.

          “Core Deposits” shall have the meaning set forth in Section 4.01(n).

          “Defined Benefit Plan” shall have the meaning set forth in Section 4.01(u)(5).

          “Effective Time” shall mean 12:01 a.m. eastern time on the Closing Date.

          “Environmental Condition” shall have the meaning set forth in Section 4.01(p)(1).

          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

          “Exchange Act” means the Securities Exchange Act of 1934, as amended.

          “FDIA” means the Federal Deposit Insurance Act, as amended.

          “FDIC” means the Federal Deposit Insurance Corporation.

          “Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

          “Financial Statements” shall mean the audited, consolidated financial statements of Seller for the years ended December 31, 2002 and 2001 (with supporting documentation and consolidating worksheets and schedules) and, on an unaudited, unconsolidated basis, financial statements of the Bank for the nine months ended September 30, 2003, including balance sheets, statements of income, statements of shareholders’ equity, statements of cash flows and related notes.

          “Governmental Authority” means any court, commission, regulatory agency, administrative agency, self-regulatory organization or any other federal, state or local governmental authority or instrumentality, including the Federal Reserve Board, the FDIC, the SEC, NASD, Nasdaq and the Comptroller.

          “Hazardous Substances” shall have the meaning set forth in Section 4.01(p)(1).

          “Independent Accounting Firm” shall have the meaning set forth in Section 2.02(c).

          “Intellectual Property” shall have the meaning set forth in Section 4.01(aa).

          “Leased Real Property” shall have the meaning set forth in Section 4.01(p)(1).

          “Lien” shall mean any and all encumbrances, mortgages, security interests, estates of superior title, liens, Taxes, claims, liabilities, options, commitments, charges, covenants, conditions, restrictions or other obligations of whatsoever kind, quantity or nature, whether accrued, absolute, contingent or otherwise, which affect title to the Shares or the Bank’s assets.

          “Litigation” shall have the meaning set forth in Section 4.01(i).

          “Material Adverse Effect” means any effect that (1) with respect to Buyer, the Bank, or Seller, is both material and adverse to the financial condition, results of operations, assets or business of Buyer, the Bank, or Seller and its Subsidiaries taken as a whole, respectively, other than (A) the effects of any change attributable to or resulting from changes in economic conditions applicable to depository institutions generally or in general levels of interest rates, except to the extent that the effect of such change is materially more severe for Buyer, the Bank, or Seller than for depositary institutions in general and (B) payments associated with the transactions contemplated by this Agreement; (2) with respect to Buyer or Seller, would materially impair the ability of either Buyer or Seller to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; or (3) solely with respect to Seller, any intervention by a Governmental Authority into the business and affairs of Seller or any of its Subsidiaries such that Seller or any of its Subsidiaries are unable to conduct their business and own and operate their branches in the ordinary course of business.

          “NASD” means the National Association of Securities Dealers, Inc.

          “Nasdaq” means the NASD Automated Quotations System.

          “Non-Competition Agreement” shall have the meaning set forth in the recitals.

          “Notice of Disagreement” shall have the meaning set forth in Section 2.02(c).

          “Owned Real Property” shall have the meaning set forth in Section 4.01(o).

          “Parties” means Buyer and Seller.

          “PBGC” means the Pension Benefit Guaranty Corporation.

          “Person” means a corporation, a bank, an association, a partnership, a limited liability company, an organization, a business, an individual, a government or a subdivision thereof or a governmental agency.

          “Prior Property” shall have the meaning set forth in Section 4.01(p)(1).

          “Private Placement Memorandum” means the offering memorandum, including exhibits thereto, used by Buyer in connection with raising capital in the Buyer Private Financing.

          “Proxy Statement” means the Proxy Statement, together with any amendments or supplements thereto, to be sent to the shareholders of Seller to solicit their votes in connection with the transactions contemplated by this Agreement.

          “Purchase Price” shall have the meaning set forth in Section 2.02(a).

          “Qualified Plan” shall have the meaning set forth in Section 4.01(u)(4).

          “Reserve for Losses” means that item on the Bank’s balance sheet designated as Reserve for Losses.

          “Reserve Test” shall have the meaning set forth in Section 2.02(c).

          “Regulatory Approvals” means all approvals and authorizations of, filings and registrations with, and notifications to, all Governmental Authorities required for the consummation of the transactions contemplated hereby, and for the prevention of any termination of any material right, privilege, license or agreement of any Party.

          “Rights” means, with respect to any person, securities or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such person.

          “Schedules” means the schedules set forth in Disclosure Memorandum prepared by Seller of even date herewith.

          “SEC” means the United States Securities and Exchange Commission.

          “Securities Act” means the Securities Act of 1933, as amended.

          “Seller” shall have the meaning set forth in the preamble.

          “Seller Plan” shall have the meaning set forth in Section 4.01(u)(1).

          “Seller Meeting” shall have the meaning set forth in Section 5.02.

          “Service” means the United States Internal Revenue Service.

          “Shares” shall have the meaning set forth in the recitals.

          “Subsidiary” means any corporation or other entity, the securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation or other entity are at the time directly or indirectly owned or controlled by a Party.

          “Takeover Laws” shall have the meaning set forth in Section 4.01(e)(2).

          “Taxes” means all taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Closing Date.

          “Tax Returns” shall have the meaning set forth in Section 4.01(h)(1).

          “Transactions” means the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby, and all related transactions.

     1.02 Accounting Terms. For all purposes of this Agreement, unless the context clearly requires otherwise, any accounting term not specifically defined in this Agreement shall have the meaning given to it in accordance with generally accepted accounting principles and practices within the banking industry in the United States of America as in effect as of the date of this Agreement.

     1.03 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement. Whenever this Agreement shall require a party to take an action, such requirement shall be deemed to constitute an undertaking by such party to cause its Subsidiaries, and to use its reasonable best efforts to cause its other Affiliates, to take appropriate action in connection therewith. References to “knowledge” of a person means knowledge after reasonable diligence in the circumstances. References herein to “transactions contemplated by this Agreement” shall be deemed to include a reference to the transactions contemplated by the Non-Competition Agreement.

ARTICLE II
SALE AND PURCHASE OF SHARES

     2.01 Sale and Transfer. Upon the terms and subject to the conditions set forth in this Agreement, Seller agrees to sell, assign, transfer and deliver to Buyer, and Buyer agrees to purchase and accept the assignment, transfer and delivery of, good and marketable title to the Shares, free and clear of all Liens, in consideration of the payment to the Seller of the Purchase Price; provided, however, that Buyer shall not be required to purchase any Shares unless all Shares (which shall constitute all of the shares of outstanding capital stock of the Company) are transferred to Buyer, free and clear of all Liens, at Closing.

     2.02 Purchase Price; Payment; Adjustment; Delivery of Shares.

          (a) Purchase Price. The purchase price to be paid by Buyer for Shares (the “Purchase Price”), shall be Six Million Dollars ($6,000,000), subject to adjustment as provided for below.

          (b) Payment of Purchase Price; Delivery of Shares. Subject to the immediately following subsection, Buyer shall pay to Seller at the Closing the Purchase Price by wire transfer of immediately available United States funds to such account as Seller shall designate in writing not less than two (2) business days prior to the Closing Date. Seller shall deliver to Buyer at the Closing, against payment of the Purchase Price in accordance with the preceding sentence, the stock certificate or certificates evidencing the Shares, duly endorsed in blank or accompanied by stock powers or other duly executed instruments of transfer reasonably satisfactory in form and substance to Buyer and its counsel necessary to convey good and marketable title to the Shares, free and clear of all Liens.

          (c) Adjustments to Purchase Price.

               (1) Prior to the Closing, Seller shall cause the Bank to prepare and shall provide to Buyer a balance sheet of the Bank as of a date not earlier than three (3) business days prior to the Closing Date that shall be prepared in accordance with generally accepted accounting principles and consistent with past practices of the Bank (the “Closing Balance Sheet”).

               (2) If the Available Capital shown on the Closing Balance Sheet of the Bank is less than Three Million Dollars ($3,000,000) (the “Available Capital Test”), then the Purchase Price paid at the Closing shall be reduced by an amount equal to two dollars for each dollar by which the Available Capital is less than $3,000,000.

               (3) If the Reserve for Losses shown on the Closing Balance Sheet of the Bank is less than the greater of (i) Four Hundred Thousand Dollars ($400,000), and (ii) 2.75% of total loans (such greater amount being the “Reserve Test”), then the Purchase Price paid at the Closing shall be reduced, dollar for dollar, for each dollar by which the Reserve for Losses shown on the Closing Balance Sheet is less than the Reserve Test.

               (4) Unless Buyer has delivered a written disagreement with the Closing Balance Sheet (a “Notice of Disagreement”) to Seller prior to the Closing Date, the Closing Balance Sheet shall be deemed to have been agreed to by all Parties for the purposes of this Section 2.02(c). If the Buyer provides a Notice of Disagreement to Seller as permitted in this Section, the Parties agree to resolve the disagreements raised prior to the Closing. If such disagreements cannot be resolved by the parties before the scheduled Closing, the Closing shall be postponed and if the Parties cannot resolve such disagreements within ten (10) days of the delivery of the Notice of Disagreement, the Parties agree that Deloitte & Touche LLP (or other comparable accounting firm agreed upon by the Parties) (the “Independent Accounting Firm”) will conduct an independent review of the Closing Balance Sheet to determine Available Capital and Reserve for Losses of the Bank as of the date of the Closing Balance Sheet. The costs and expenses of the Independent Accounting Firm shall be split equally between Buyer and Seller; provided, however, that if the Available Capital and Reserve for Losses of the Bank, as determined by the Independent Accounting Firm, results in a reduction to the Purchase Price of at least $37,500 as compared to what the adjusted Purchase Price would have been using the Closing Balance Sheet as submitted by Seller, Seller shall bear any and all costs and expenses associated with or arising out of the Independent Accounting Firm’s review and determination of the adjustment amount and any reasonable fees, costs, or expenses incurred Buyer in the collection of the adjustment amount. The Parties agree that the determination by the Independent Accounting Firm shall be final and binding upon the Parties and enforceable in a court of competent jurisdiction.

               (5) In the event that the Available Capital (determined in accordance with subsection (2) above) is equal to or greater than the Available Capital Test no adjustment shall be made to the Purchase Price paid at Closing. In the event that the Reserve for Loses (determined in accordance with subsection (3) above) is equal to or greater than the Reserve Test no adjustment shall be made to the Purchase Price paid at Closing.

     2.03 Closing. The closing hereunder (“Closing”) shall take place at the offices of Sutherland Asbill & Brennan LLP, counsel to Seller and the Bank, located in Atlanta, Georgia, or such other place agreed upon by the Parties, on the closing date selected by the Parties which shall be the latest of (the “Closing Date”):

          (a) The fifth business day following receipt of the last Regulatory Approval and the expiration of any required waiting period, if all other conditions set forth in Article VI have been satisfied or waived;

          (b) Such other date as shall be mutually agreed to in writing by the Parties on which all other conditions set forth in Article VI shall have been satisfied or waived;

          (c) The next business day after the resolution of any disagreement as to the Closing Balance Sheet in accordance with Section 2.02(c)(4).

ARTICLE III
FORBEARANCES

     3.01 Forbearances of Seller and Bank. From the date hereof until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated by this Agreement or the Schedules, without the prior written consent of Buyer, Seller (i) will not, (ii) will not cause or permit the Bank to, and (iii) will take all actions necessary to ensure that Bank will not:

          (a) Ordinary Course. Except as otherwise required by any Governmental Authority, conduct the business of the Bank other than in the ordinary and usual course consistent with past practices or, to the extent consistent therewith, fail to use reasonable efforts to preserve intact the Bank’s business organization and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates.

          (b) Capital Stock. Other than pursuant to Rights disclosed on Schedule 4.01(b) and outstanding on the date hereof, with respect to the capital stock of the Bank, (1) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of Common Stock or any Rights with respect to Common Stock, (2) permit any additional shares of Common Stock to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights, (3) repurchase, redeem or otherwise acquire, directly or indirectly, any shares of Common Stock, (4) effect any recapitalization, reclassification, stock split or like change in capitalization of the Bank or (5) enter into any Contract relating to the right of holders of Common Stock to vote any shares of Common Stock, or cooperate in any formation of any voting trust relating to such shares.

          (c) Dividends, Etc. Make, declare, pay or set aside for payment any dividend on, or in respect of, or declare or make any distribution on any shares of capital stock of the Bank or split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of capital stock of the Bank.

          (d) Compensation; Employment Contracts; Etc. Enter into, amend, modify, renew or terminate any material employment, consulting, severance or similar Contracts with any directors, officers, employees of, or independent contractors with respect to the Bank, grant any salary, wage or other increase or increase any employee benefit (including incentive or bonus payments) or take any action that would entitle any employee of the Bank to receive severance pay prior to the Effective Time, except (1) for normal general increases in salary to individual employees in the ordinary course of business consistent with past practice, (2) for other changes that are required by applicable law or by any Governmental Authority or (3) to satisfy Contracts existing on the date hereof and disclosed on Schedule 4.01(s).

          (e) Benefit Plans. Enter into, establish, adopt, amend, modify or terminate any pension, retirement, stock option, stock purchase, savings, profit sharing, employee stock ownership, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare Contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former directors, officers, employees, former employees of, or independent contractors with respect to the Bank (or any dependent or beneficiary of any of the foregoing persons), including taking any action that accelerates the vesting or exercisability of or the payment or distribution with respect to, stock options, restricted stock or other compensation or benefits payable thereunder, except, in each such case, (1) as may be required by applicable law or by any Governmental Authority, (2) to satisfy Contracts existing on the date hereof and disclosed on Schedule 4.01(s), or (3) as may be required pursuant to Section 5.14.

          (f) Dispositions. Sell, transfer, mortgage, lease, encumber or otherwise dispose of or discontinue any material portion of the Bank’s assets, business or properties except as may be required by applicable law or by any Governmental Authority.

          (g) Acquisitions. Except (1) pursuant to Contracts existing on the date hereof and disclosed on Schedule 4.01(s), (2) for short-term investments for cash management purposes, (3) pursuant to bona fide hedging transactions, or (4) by way of foreclosures or otherwise in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice, the Bank will not acquire any assets, properties or deposits of another person in any one transaction or a series of related transactions.

          (h) Governing Documents. Amend the Bank’s articles of association or bylaws (or similar governing documents).

          (i) Accounting Methods. Implement or adopt any change in the accounting principles, practices or methods used by the Bank, other than as may be required by generally accepted accounting principles, as concurred with by Seller’s independent auditors after written notice to Buyer.

          (j) Contracts. (1) Except in the ordinary course of business consistent with past practice, enter into or terminate any material Contract of the Bank, or of Seller relating to the Bank, or amend or modify in any material respect any of the Bank’s existing material Contracts, or Seller’s existing material Contracts that relate to the Bank, or (2) intentionally do anything or intentionally fail to do anything which will cause a breach or a default under any material Contract to which the Bank is a party or by which it may be bound.

          (k) Claims. Settle any Litigation, except for any Litigation involving solely money damages in an amount that, after such are accrued and paid in the aggregate, the Available Capital at Closing will be at least Three Million Dollars ($3,000,000).

          (l) Risk Management. Except as required by applicable law or regulation: (1) implement or adopt any material change in the Bank’s interest rate risk management and hedging policies, procedures or practices; (2) fail to follow its existing policies or practices with respect to managing the Bank’s exposure to interest rate risk; (3) fail to use commercially reasonable means to avoid any material increase in the Bank’s aggregate exposure to interest rate risk; or (4) implement or adopt any material change in the Bank’s lending, borrowing, investment, asset/liability management or other material banking policies.

          (m) Indebtedness. Other than in the ordinary course of the Bank’s business (including creation of deposit liabilities, entry into repurchase agreements, purchases or sales of federal funds, Federal Home Loan Bank advances, and sales of certificates of deposit) consistent with past practice, (1) incur any indebtedness for borrowed money, (2) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person or (3) cancel, release, assign or modify any material amount of indebtedness of any other person.

          (n) Loans. Make any Bank loan or advance (1) other than in the ordinary course of business consistent with lending policies as in effect and as applied on the date hereof or (2) without prior consultation with Buyer, other than residential mortgage loans, in excess of $150,000; provided, that the Bank may make any such loan in the event (A) the Bank has delivered to Buyer or its designated representative a notice of its intention to make such loan and such additional information as Buyer or its designated representative may reasonably require and (B) Buyer or its designated representative shall not have reasonably objected to such loan by giving notice of such objection within three business days following the delivery to Buyer of the applicable notice of intention.

          (o) Adverse Actions. Knowingly take any action that is intended or is reasonably likely to result in (1) any of the representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (2) any of the conditions to Closing set forth in Article VI not being satisfied or (3) a material breach of any provision of this Agreement; except, in each case, as may be required by applicable law or by any Governmental Authority.

          (p) Taxes. With respect to the Bank, (1) Make, change or revoke any Tax election or make any agreement or settlement with any taxing authority or (2) fail to pay any material Tax or any other liability or charge when due, other than charges contested in good faith by appropriate proceedings.

          (q) Capital Expenditures. Make any capital expenditures from the Bank in excess of $50,000 in the aggregate.

          (r) Branches. Open or close any branch offices of the Bank, except as may be required by applicable law or any Governmental Authority after notice to Buyer.

          (s) Reserve for Losses. Reduce the Bank’s Reserve for Losses below the Reserve Test (defined in Section 2.02(c) above).

          (t) Commitments. Agree or commit to do, or enter into any Contract regarding, anything that would be precluded by clauses (a) through (s) without first obtaining Buyer’s consent.

     3.02 Forbearances of Buyer. From the date hereof until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated by this Agreement or the Schedules, without the prior written consent of Seller, Buyer will not:

          (a) Ordinary Course. Conduct the business of Buyer other than in the ordinary and usual course; provided, that this Section 3.02(a) shall in no way affect the ability of Buyer to engage in any business, asset or deposit acquisition or disposition, merger, consolidation or other business combination transaction.

          (b) Adverse Actions. Knowingly take any action that is intended or is reasonably likely to result in (1) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (2) any of the conditions to the Closing set forth in Article VI not being satisfied or (3) a material breach of any provision of this Agreement; except, in each case, as may be required by applicable law.

          (c) Commitments. Agree or commit to do, or enter into any Contract regarding, anything that would be precluded by clauses (a) through (b) without first obtaining Seller’s consent.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

     4.01 Representations and Warranties of Seller. As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Seller represents, warrants, covenants and agrees as follows:

          (a) Organization. The Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America, and is duly qualified to do business and is in good standing in all the jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

          (b) Capitalization. As of the date hereof, the authorized capital stock of the Bank consists solely of 155,000 shares of common stock having $5.00 par value, of which 5,000 shares are issued and outstanding and no shares are held in treasury. All issued and outstanding shares of Common Stock have been duly authorized and are validly issued, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights) and are owned by Seller, subject to the Liens set forth on Schedule 4.01(b). There are no shares of Common Stock authorized and reserved for issuance and the Bank does not have any Rights issued or outstanding with respect to any of its capital stock, and the Bank does not have any commitment to authorize, issue or sell any of its capital stock or Rights, except pursuant to this Agreement.

          (c) Subsidiaries. The Bank has no Subsidiaries.

          (d) Corporate Power. Seller and the Bank each have the requisite power and authority to carry on its businesses as now being conducted and to own all its properties and assets. Seller has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

          (e) Authority for Transactions. Seller has the requisite corporate power and authority, and has taken all corporate action necessary, in order (A) to authorize the execution and delivery of, and performance of its obligations under, this Agreement and the Non-Competition Agreement and (B) subject only to receipt of shareholder approval (if applicable), to consummate the transactions contemplated by this Agreement. Each of this Agreement and the Non-Competition Agreement is a valid and legally binding obligation of Seller, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and other laws affecting the enforceability of creditors’ rights generally and the discretion of courts in granting or denying equitable remedies.

          (f) Consents or Approvals; No Defaults. Except as set forth in Schedule 4.01(f):

               (1) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Seller or any of its Subsidiaries in connection with the execution, delivery or performance by Seller of this Agreement, or to consummate the transactions contemplated hereby, except for (A) the filing with the SEC of the Proxy Statement, and (B) the filing of applications and notices, as applicable, with the Federal Reserve Board and the Comptroller and the expiration of all applicable waiting periods. As of the date hereof, neither Seller nor the Bank is aware of any reason why the approvals of all Governmental Authorities necessary to permit consummation of the transactions contemplated by this Agreement will not be received without the imposition of a condition or requirement described in Section 6.01(b).

               (2) Subject to Schedule 4.01(f) and the receipt of the regulatory approvals and expiration of the waiting periods referred to in the preceding paragraph and the making of all required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or Contract of Seller or the Bank or to which Seller or the Bank is subject or bound, (B) constitute a breach or violation of, or a default under, the Seller’s or the Bank’s articles of incorporation or bylaws (or similar governing documents) or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or Contract.

          (g) Financial Statements. Except as set forth on Schedule 4.01(g):

               (1) Seller has delivered to Buyer true, correct and complete copies of the Financial Statements (in the form of copies of Seller’s periodic reports filed with the

Securities and Exchange Commission if possible), copies of which are attached to Schedule 4.01(g).

               (2) The Financial Statements have been prepared from, and are in accordance with, the books and records of Seller and the Bank. The Financial Statements do not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; each of the balance sheets contained in or incorporated by reference into any such Financial Statements (including the related notes and schedules thereto) fairly presents, or will fairly present, in all material respects the financial position of Seller and its Subsidiaries (or the Bank in the case of the unaudited statements for the nine-month period ended September 30, 2003) as of its date, and each of the statements of income and changes in shareholders’ equity and cash flows or equivalent statements in such Financial Statements (including any related notes and schedules thereto) fairly presents, or will fairly present, in all material respects the results of operations, changes in shareholders’ equity and changes in cash flows, as the case may be, of Seller and/or the Bank, as the case may be, for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

               (3) Since December 31, 2002, the Bank has not incurred any liability other than in the ordinary course of business consistent with past practice.

               (4) Since December 31, 2002, (A) the Bank has conducted its businesses in the ordinary and usual course consistent with past practice and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, events and circumstances (described in any paragraph of Section 4.01 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to the Bank, (C) there has been (i) no material change in the organization or key personnel of the Bank, (ii) no material damage, destruction or casualty loss with respect to property owned or leased by the Bank (whether or not covered by insurance) which affected or could affect the business or financial condition or results of the Bank; (iii) no changes in the authorized or issued shares of the Bank and no declaration or payment of dividends or distributions with respect to the Common Stock or redemption or repurchase of any such shares; or (iv) no acquisition by the Bank of the assets or more than 5% of the outstanding voting capital stock of another bank or trust company.

               (5) The representations and warranties contained in this Section 4.01(g) will not be breached by acts, omissions, facts or circumstances that are not a breach of a representation or warranty directly applicable to such acts, omissions, facts or circumstances (such as the requirement to disclose only specified contracts or certain types of employee plans and the funding of same).

          (h) Taxes. (1) All returns, declarations, reports, estimates, information returns and statements required to be filed on or before the Effective Time under federal, state, local or any foreign tax laws (“Tax Returns”) with respect to the Bank, have been or will be timely filed, or requests for extensions have been timely filed and have not expired; (2) all Tax Returns filed by the Bank are complete and accurate; (3) all Taxes shown to be due and payable (without regard to whether such Taxes have been assessed) on such Tax Returns (or, with respect to Tax Returns for which an extension has been timely filed, will be required to be shown as due and payable when such Tax Returns are filed) have been paid or adequate reserves have been established for the payment of such Taxes; (4) no audit or examination or refund litigation with respect to any such Tax Return is pending or, to the Bank’s or Seller’s knowledge, has been threatened; (5) all deficiencies asserted or assessments made as a result of any examination of a Tax Return of the Bank have been paid in full; (6) no waivers of statute of limitations have been given by or requested with respect to any Taxes of the Bank; (7) the Bank has never been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return (other than a consolidated group of which Seller was the common parent); (8) no closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to the Bank; (9) no tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfer contemplated by this Agreement; (10) the Bank is not bound by any tax indemnity, tax sharing or tax allocation agreement or arrangement; and (11) the Bank has withheld and paid all Taxes that they are required to withhold from compensation income of their employees.

          (i) Litigation. Except as set forth in Schedule 4.01(i), no action, suit, investigation, claim or proceeding of any nature or kind whatsoever, whether civil, criminal or administrative, by or before any Governmental Authority or arbitrator (“Litigation”) is pending or, to the knowledge of Seller, threatened against or affecting the Bank, or its respective officers or directors (in their capacity as such), businesses, business assets, capital stock, or any of the transactions contemplated by this Agreement, and, to the knowledge of the Seller and the Bank, there is no basis for any Litigation. There is presently no outstanding judgment, decree or order of any Governmental Authority against or affecting the Bank, or its respective businesses, business assets, capital stock, or any of the transactions contemplated by this Agreement.

          (j) Compliance With Laws. Except as set forth in Schedule 4.01(j), the Bank:

               (1) conducts its business in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such business, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

               (2) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Bank’s knowledge, no suspension or cancellation of any of them is threatened;

               (3) has received, since December 31, 1999, no notification or communication from any Governmental Authority (A) asserting that the Bank is not in compliance with any of the statutes, regulations, or ordinances that such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to the Bank’s knowledge, do grounds for any of the foregoing exist), or

(C)  restricting or disqualifying their activities (except for restrictions generally imposed by rule, regulation or administrative policy on banking organizations generally);

               (4) is not subject to any order or decree issued by, or a party to any agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or subject to any order or directive by, a recipient of any supervisory letter from or has adopted any board resolutions at the request of any Governmental Authority, or been advised by any Governmental Authority that it is considering issuing or requesting any such agreement or other action or have knowledge of any pending or threatened regulatory investigation; and

               (5) since December 31, 1999, has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed under any applicable law, regulation or rule, with any applicable Governmental Authority (collectively, “Bank Reports”). As of their respective dates, the Bank Reports (i) complied with the applicable statutes, rules, regulations and orders enforced or promulgated by the regulatory authority with which they were filed and (ii) do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

          (k) Regulatory Reports. Except as set forth in Schedule 4.01(k), the Bank has made available for inspection by Buyer, to the extent permitted by applicable law and subject to any necessary approvals by any applicable Governmental Authority with respect to such availability, true and complete copies of all (i) Bank Reports, if any, submitted by Bank to the Federal Reserve Board, Comptroller and FDIC and (ii) material notices, reports and review letters received from the Federal Reserve Board, FDIC or Comptroller or any other Governmental Authority.

          (l) Loans. Except as set forth in Schedule 4.01(l), each loan outstanding on the books of the Bank is reflected correctly by the loan documentation relating thereto, was made in the ordinary course of business, was not known to be uncollectible at the time it was made, and was made in accordance with the Bank’s standard loan policies. Except as set forth in Schedule 4.01(l), the Bank has not received notice from any obligor on any such loan of a dispute with respect to that loan or that the loan may be unenforceable against the obligor. Except as set forth in Schedule 4.01(l), all loans sold by the Bank, including whole loans and participations, were sold without recourse. As of September 30, 2003, except as set forth in Schedule 4.01(l) attached hereto, the Bank: (i) had no loans, of any type or character, in its portfolio (A) exceeding its lending limits under applicable provisions of Florida and federal law, or (B) in violation of Regulation O or 12 C.F.R. Part 215, or similar provisions under Florida law; (ii) had no loans, of any type or character, in its portfolio in excess of $100,000 individually, or in the aggregate to any borrower and Affiliates of such borrower, which were or should have been as of such date (A) considered non-performing or placed on a non-accrual status or (B) classified by any Governmental Authority as “other loans specially mentioned,” “substandard,” “doubtful” or “loss” loans, except in any case such loans as were listed on the Bank’s most recent internal classified asset report, a true and complete copy of which has been made available to Buyer. For purposes of this Agreement, “non-performing” and “non-accrual” shall mean any loan delinquent for 90 days or more as to the payment of interest and/or principal.

          (m) Loan Loss Reserve. The loan loss reserve maintained by the Bank for all loans in its portfolio, to Seller’s and the Bank’s knowledge, is adequate under the requirements of generally accepted accounting principles and practices within the banking industry to cover all material known and anticipated risks of nonpayment with regard to the Bank’s loan portfolio.

          (n) Core Deposits. Set forth in Schedule 4.01(n) is a summary of the total amounts held by depositors that in the aggregate each have less than $100,000 on deposit with the Bank (“Core Deposits”). In addition, set forth in Schedule 4.01(n) is a summary of the total amounts held by depositors that have monies on deposit at the Bank that are not Core Deposits.

          (o) Real Property. The Bank has good and marketable title to the real property (including real estate owned or acquired through foreclosure) listed in Schedule 4.01(o) (“Owned Real Property”), free and clear of all Liens, leases, title retention agreements, conditions and equities, except those referred to in the Financial Statements, Liens for current Taxes not yet due and payable, any unfilled mechanics’ liens and such Liens and imperfections of title, if any, as are not substantial in character or amount or do not otherwise materially impair the Bank individually or in the aggregate. The present uses of the Owned Real Property are in compliance with the present zoning classifications assigned to such real property, and all improvements constructed on the land included in the Owned Real Property have been constructed in all material respects in accordance with the requirements of all applicable building, health, safety, environmental, zoning and other federal, state and local laws, ordinances, regulations, codes, licenses or permits applicable at the time of such construction, do not contain any defect in design or construction or otherwise, and have access to existing highways, roads and utility services. The Bank has not received any notice or request from any Governmental Authority, utility, insurer, board of fire authorities or similar organization for the performance of any work or alteration with respect to the Owned Real Property or for the termination or limitation of any access, services or insurance with respect thereto. All such Owned Real Property is adequately insured against loss. The Bank does not own any real property not listed in Schedule 4.01(o).

          (p) Environmental. Except as disclosed in Schedule 4.01(p) attached hereto:

               (1) To the knowledge of Seller and the Bank, there are no Environmental Conditions. The term “Environmental Condition” means (x) the presence in surface water, groundwater, drinking water supply, land surface, subsurface strata, above-ground or underground storage tanks or other containers, or ambient air of any pollutant, contaminant, industrial waste, hazardous waste, polychlorinated biphenyls, radioactive materials, toxic or hazardous substances (“Hazardous Substances”) or (y) any violation of any statute, ordinance, regulation, administrative order, judicial order or decree or other governmental requirement relating to the emission, discharge, deposit, disposal, leaching, migration or release of any Hazardous Substance into the environment or the generation, treatment, storage, transportation or disposal of any Hazardous Substance (i) arising out of or otherwise related to the operations or other activities (including the disposition of such materials or substances) of the Bank, or any of its Subsidiaries, or of any predecessor in title, interest or line of business to the Bank, conducted or undertaken prior to the Closing, or (ii) existing at or prior to the Closing at any Owned Real Property, any real property leased by the Bank (“Leased Real Property”), or any property previously owned, leased, occupied, used or foreclosed upon (“Prior Property”);

               (2) To the knowledge of Seller and the Bank, no investigation, administrative order, consent order, agreement, litigation or settlement with respect to any Environmental Condition is proposed, threatened or in existence, and the Bank has not received any communication from or on behalf of any Governmental Authority that alleges that any such Environmental Condition exists;

               (3) To the knowledge of Seller and the Bank, with respect to the Bank’s operations or other activities, any Owned Real Property, Leased Real Property, or Prior Property, the Bank has complied with, and currently are in compliance with: (A) the terms and conditions of all permits, licenses, authorizations, waivers, variances or exemptions issued or required by any Governmental Authority pursuant to any environmental law, and (B) all other limitations, restrictions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any environmental law, or in any written notice, order, or demand letter issued, entered, promulgated, or approved pursuant to any environmental law;

               (4) Neither Seller nor the Bank has received any notice of violation or other notification from any Governmental Authority, or any written notice from any third party, alleging that the Bank is now or has been in violation of any environmental law;

               (5) To the knowledge of the Seller and the Bank, no ozone depleting substances (“ODS”), polychlorinated biphenyls (“PCBs”), asbestos containing material (“ACM”), or urea formaldehyde insulation (“UFI”) is present on or at any Owned Real Property, Leased Real Property, or any Prior Property and the Bank has complied with all regulatory requirements relating to the storage, removal, disposal or release, if any, of ODS, ACM, PCB, or UFIs which currently are or may in the past have been located on or at any Owned Real Property, Leased Real Property, and any Prior Property;

               (6) To the knowledge of Seller and the Bank, the Bank has complied with all applicable provisions of any environmental laws that condition, restrict or prohibit the transfer, sale, lease or closure of any property for environmental reasons; no environmental Lien has attached to any portion of the Bank or any Owned Real Property, Leased Real Property, or Prior Property, and no governmental actions have been taken or are in progress that could subject any or all of the foregoing to any such Lien.

          (q) Personal Property. All personal property used by the Bank in its business is either owned or leased by the Bank and, except as set forth in Schedule 4.01(g), is generally suitable for the operations and business as currently conducted by the Bank.

          (r) Leases. All leased real property and leased personal property of the Bank is listed in Schedule 4.01(r) attached hereto. Except as disclosed in Schedule 4.01(r), no consents or approvals are required under the leases for such property in connection with the transactions contemplated by this Agreement.

          (s) Material Contracts. Schedule 4.01(s) is a true and complete listing of all material Contracts to which the Bank is a party or otherwise bound or to which its assets may be affected. Such Contracts have been submitted or made available to Buyer. Neither the Bank nor, to Seller or the Bank’s knowledge, any other party thereto is in breach or default (or an event which, with notice or lapse of time or both, would constitute a default) of or with respect to any provision of any such Contract. Each such Contract is a valid and legally binding obligation of the Bank enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and other laws affecting the enforceability of creditors’ rights generally and the discretion of courts in granting or denying equitable remedies.

          (t) Insurance. Set forth in Schedule 4.01(t) are all insurance policies of the Bank. The Bank is insured with reputable insurers against such risks and in such amounts as the management of the Bank reasonably has determined to be prudent in accordance with industry practices. The Bank is not in default with respect to any provisions of any liability or other forms of insurance held by it nor has it failed to give any notice or present any claim thereunder in a due and timely fashion. All polices of insurance are in full force and effect and are carried in an amount and are otherwise adequate to protect the Bank from any material adverse loss on a consolidated basis. The Bank has not been denied any application for insurance or had any policy of insurance terminated during the past three years, nor has the Bank been notified of any pending termination.

          (u) Employee Benefits.

               (1) Benefit Plans; Bank Plans. Schedule 4.01(u) discloses all written and unwritten “employee benefit plans” within the meaning of Section 3(3) of ERISA, and any other written and unwritten profit sharing, pension, savings, deferred compensation, consultant, bonus, fringe benefit, insurance, medical, medical reimbursement, life, disability, accident, post-retirement health or welfare benefit, stock option, stock purchase, sick pay, vacation, employment, severance, termination or other incentive, welfare or employee benefit plan, agreement, contract, policy, trust fund or arrangement (each a “Benefit Plan”), whether or not funded and whether or not terminated, (i) maintained or sponsored by the Bank, or (ii) with respect to which the Bank has or may have liability or is obligated to contribute, or (iii) that otherwise covers any of the current or former employees of the Bank or their beneficiaries, or (iv) as to which any such current or former employees or their beneficiaries participated or were entitled to participate or accrue or have accrued any rights thereunder (each, a “Bank Plan”). For each Bank Plan, to the extent applicable to each such Bank Plan, true and complete copies of the following have been delivered to Buyer (but in any event, no later than seven (7) days prior to the Closing Date): (i) the documents embodying the Bank Plans, including the plan documents, all amendments thereto, the related trust or funding Contracts, investment management Contracts, administrative service Contracts, insurance Contracts, union or trade Contracts and, in the case of any unwritten Bank Plans, written descriptions thereof; (ii) annual reports including Forms 5500 and all schedules thereto for the last three years; (iii) financial statements for the last three years; (iv) actuarial reports, if applicable, for the last three years; and (v) each communication (other than routine communications) received by the Bank from or furnished by the Bank to the Service, DOL, PBGC or other Governmental Authorities. The Bank has also furnished to Buyer a copy of the current summary plan description and each summary of material modification prepared in the last three years for each Bank Plan, and all employee manuals, handbooks, policy statements and other written materials given to employees relating to any Bank Plans. No oral or written representations or commitments inconsistent with such written materials have been made to any employee of the Bank by the Bank or any employee or agent thereof.

               (2) Controlled Group Matters. The Bank has never been a member of a controlled group of corporations within the meaning of Sections 414(b), (c), (m) or (o) of the Code.

               (3) Compliance. Each of the Bank Plans and all related trusts, insurance contracts and funds have been created, maintained, funded and administered in all material respects in compliance with all applicable laws including, without limitation, all applicable requirements of the Code and any predecessor federal income tax laws, ERISA, the health care continuation requirements of COBRA, and any applicable collective bargaining Contracts. Without limiting the generality of the foregoing, the Bank has provided all notices and other correspondence to employees and former employees required by the health care continuation provisions of COBRA. Each of the Bank Plans and all related trusts, insurance Contracts and funds have also been created, maintained, funded and administered in all material respects in compliance with applicable law, the plan document, trust agreement, insurance policy or other writing creating the same or applicable thereto. To the knowledge of the Bank, no Bank Plan is or is proposed to be under audit or investigation, and no completed audit of any Bank Plan has resulted in the imposition of any Tax, fine or penalty.

               (4) Qualified Plans. Schedule 4.01(u) discloses each Bank Plan that purports to be a qualified plan under Section 401(a) of the Code and exempt from United States federal income tax under Section 501(a) of the Code (a “Qualified Plan”). Each Qualified Plan has received a determination letter (or opinion or notification letter, if applicable) from the Service that such plan is qualified under Section 401(a) of the Code and exempt from federal income tax under Section 501(a) of the Code. No Qualified Plan has been amended since the date of the most recent such letter in a manner that might adversely affect the qualification of such plan under Sections 401(c) and 501(a) of the Code. None of the Bank, nor any fiduciary of any Qualified Plan, nor any agent of any of the foregoing, has done anything that would adversely affect the qualified status of a Qualified Plan or the qualified status of any related trust.

               (5) Defined Benefit Plans; Multi-employer Plans. Schedule 4.01(u) discloses each Bank Plan that is a defined benefit plan as defined in Section 3(35) of ERISA (a “Defined Benefit Plan”). No Bank Plan is a multi employer plan as defined in Section 3(37) or 4001(a)(3) of ERISA. The Bank does not have a material liability for any Bank Plan that is not accrued on the Bank’s December 31, 2002 balance sheet or that has arisen after December 31, 2002 and on and before the Closing.

               (6) Prohibited Transactions; Fiduciary Duties; Post-Retirement Benefits. No prohibited transaction (within the meaning of Section 406 of ERISA and Section 4975 of the Code) with respect to any Bank Plan exists or has occurred that could subject Seller or any of its Subsidiaries, directly or indirectly, to any material liability or Tax under Part 5 of Title I of ERISA or Section 4975 of the Code. No reportable event (within the meaning of Section 4043(b) of ERISA) with respect to any Bank Plan exists or has occurred that could result in any Tax or liability material to the Bank. None of the Bank nor any administrator or fiduciary of any Bank Plan, nor any agent of any of the foregoing, has engaged in any transaction or acted or failed to act in a manner that could subject the Bank or any of its Subsidiaries, directly or indirectly, to any material liability for a breach of fiduciary or other duty under ERISA or any other applicable law. With the exception of the requirements of Section 4980B of the Code, no post-retirement benefits are provided under any Bank Plan that is a welfare benefit plan as described in ERISA Section 3(1).

               (7) Except as set forth on Schedule 4.01(u), the consummation of the transactions contemplated hereby will not create, accelerate or increase any liability under any Bank Plan because of the creation, acceleration or increase of any rights or benefits to which employees are entitled hereunder, and no payment required under any Bank Plan in connection with the transactions contemplated hereby shall be non-deductible for federal income tax purposes by reason of Section 280G of the Code.

          (v) Labor Relations. To the knowledge of Seller and the Bank, there are no pending or threatened labor disputes with any employees of the Bank. The Bank is not a party to or is bound by a collective bargaining Contract with any a labor union or labor organization, nor is the Bank the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Bank to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving the Bank pending or, to the Bank’s knowledge, threatened, nor is the Bank aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity. The Bank does not have existing employment contracts with any of its current or former employees, directors or officers, with the exception of those agreements listed in Schedule 4.01(v).

          (w) Related Party Transactions. Except to the extent set forth on Schedule 4.01(w), the Bank does not have current Contractual arrangements with or commitments to or from any officers, directors or employees of each other than such as are terminable at will. All current extensions of credit to the officers, directors and employees of the Bank or the Seller as well as business organizations and individuals associated with any such person either have been made in the ordinary course of the Bank’s business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other banking customers, and did not, at the time they were entered into, involve more than the normal risk of collectability or present other unfavorable features and are in compliance with all applicable regulations of the FDIC. Since December 31, 1999, all transactions with the shareholders, officers, directors and employees of Seller and the Bank have complied with the rules of the FDIC regarding such transactions, including delivery of all reports required thereunder. The transactions contemplated by this Agreement will not (either alone, or upon the occurrence of any act or event, lapse of time or the giving of notice or failure to cure) result in any payment (severance or otherwise) becoming due from any of the Parties to any director, officer or employee of the Bank, except as contemplated herein.

          (x) Fidelity Bonds. The Bank has maintained continuously fidelity bonds insuring it against acts of dishonesty by each of its employees in aggregate amounts as are customary, usual and prudent for banking institutions of its size, which coverage currently is as set forth in Schedule 4.01(x). Except as set forth in Schedule 4.01(x), since December 31, 1999, there have been no claims under such bonds and the Bank is not aware of any facts which would form the basis of a claim under such bonds. After the Closing, the Bank would be required to secure separate fidelity coverage.

          (y) Derivative Contracts. The Bank is not a party to or has not agreed to enter into any swap, forward, future, option, cap, floor or collar financial Contract, or any other interest rate or foreign currency protection Contract not included on its balance sheet which is a financial derivatives Contract (including various combinations thereof).

          (z) Intellectual Property. The Bank has no (i) patents, trademarks, trade names, copyrights or applications therefor, or (ii) trade secrets (collectively referred to as the “Intellectual Property”). No claim, suit or action is pending or, to the knowledge of the Bank, threatened alleging that the Bank is infringing upon the intangible property rights of others, or that their use of the Intellectual Property infringes or conflicts with the rights of others.

          (aa) Minute Books; Books and Records. The minute books of the Bank, which have been and will continue to be made available through the Closing Date to Buyer, contain true and materially complete records of all meetings of the shareholders, the Board of Directors and all committees thereof and accurately reflect all of the corporate action of the shareholders, the Board of Directors and all committees thereof. The books and records of the bank have been fully, properly and accurately maintained, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly present in all material respects the financial position of the Bank.

          (bb) Deposit Insurance. The deposits of the Bank are insured by the Bank Insurance Fund of the FDIC in accordance with the provisions of the FDIA, and the Bank has paid all assessments and filed all reports required by the FDIA and the FDIC.

          (cc) No Broker. No action has been taken by Seller or the Bank that would give rise to any valid claim against the Parties for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement. Seller shall indemnify and hold harmless Buyer from any claim, suit, loss or expense resulting from a breach of Seller’s foregoing representation and warranty.

          (dd) Representations Not Misleading. No representation or warranty by Seller or the Bank in this Agreement contains, and no written statement, exhibit or schedule furnished by or on behalf of Seller or the Bank under this Agreement will contain as of the date thereof, any untrue statement of a material fact or omits, or will omit, to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they are made, not misleading (giving full effect to any dollar, time or other limitation specified in, and only with respect to the subject matter contained in, such representation or warranty). The foregoing does not impose any obligation to disclose the implications of disclosed facts.

     4.02 Representations and Warranties of Buyer. As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer represents, warrants, covenants and agrees as follows:

          (a) Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, and is duly qualified to do business and is in good standing in all the jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

          (b) Capitalization. As of the date hereof, the authorized capital stock of Buyer consists of 7,500,000 shares of common stock having a par value of $0.01 per share, of which 308,000 shares are issued and outstanding as of the date hereof and 2,500,000 shares of preferred stock, none of which are issued and outstanding.

          (c) Subsidiaries. As of the date of this Agreement, Buyer has no Subsidiaries.

          (d) Corporate Power. Buyer has the requisite power and authority to carry on its business as it is now being conducted and to own all its properties and assets. Buyer has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

          (e) Authority for Transactions. Buyer has the requisite corporate power and authority, and has taken all corporate action necessary, in order to authorize the execution and delivery of, and performance of its obligations under, this Agreement. The Agreement is a valid and legally binding obligation of Buyer, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and other laws affecting the enforceability of creditors’ rights generally and the discretion of courts in granting or denying equitable remedies.

          (f) Consents or Approvals; No Defaults.

               (1) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Buyer in connection with the execution, delivery or performance by Buyer of this Agreement, or to consummate the transactions contemplated hereby, except for (A) the filing of applications and notices, as applicable, with the Federal Reserve Board and the Comptroller and the expiration of any applicable waiting period, and (B) such filings as are required to be made or approvals as are required to be obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of Buyer Common Stock pursuant to the Buyer Private Financing. As of the date hereof, Buyer is not aware of any reason why the approvals of all Governmental Authorities necessary to permit consummation of the transactions contemplated by this Agreement will not be received without the imposition of a condition or requirement described in Section 6.01(b).

               (2) Subject to receipt of the regulatory approvals, and expiration of the waiting periods, referred to in the preceding paragraph and the making of all required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or Contract of Buyer or to which Buyer’s properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Buyer’s articles of incorporation or bylaws or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or Contract.

          (g) Litigation. There is no Litigation pending or, to the knowledge of Buyer threatened against either Buyer or its business, assets or against its respective officers or directors (in their capacity as such), or any of the transactions contemplated by this Agreement, which are reasonably expected by Buyer to have a Material Adverse Effect with respect to Buyer, and, to the knowledge of Buyer, there is no basis for any Litigation. There is presently no outstanding judgment, decree or order of any Governmental Authority against or affecting Buyer or its respective business, assets or any of the transactions contemplated by this Agreement.

          (h) Compliance With Laws. Buyer:

               (1) conducts its business in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such business, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

               (2) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Buyer’s, no suspension or cancellation of any of them is threatened;

               (3) has received, since its incorporation, no notification or communication from any Governmental Authority (A) asserting that Buyer is not in compliance with any of the statutes, regulations, or ordinances that such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to Buyer’s or Sub’s knowledge, do grounds for any of the foregoing exist), or (C) restricting or disqualifying their activities (except for restrictions generally imposed by rule, regulation or administrative policy on banking organizations generally); and

               (4) is not subject to any order or decree issued by, or a party to any agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or subject to any order or directive by, a recipient of any supervisory letter from or has adopted any board resolutions at the request of any Governmental Authority, or been advised by any Governmental Authority that it is considering issuing or requesting any such agreement or other action or have knowledge of any pending or threatened regulatory investigation.

          (i) Material Contracts. As of the date of this Agreement, there are no material Contracts to which Buyer is a party or otherwise bound or to which its assets may be affected.

          (j) Employee Benefits. As of the date of this Agreement, Buyer does not have, nor does it maintain or sponsor, any Benefit Plans.

          (k) No Broker. No action has been taken by Buyer that would give rise to any valid claim against the Parties for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement, excluding a fee to be paid by Buyer to Raymond James & Associates relating to the Buyer Private Financing. Buyer shall indemnify and hold harmless Seller from any claim, suit, loss or expense resulting from a breach of the foregoing representation and warranty or the arrangement with Raymond James & Associates.

          (l) Representations Not Misleading. No representation or warranty by Buyer in this Agreement contains, and no written statement, exhibit or schedule furnished by or on behalf of Buyer under this Agreement will contain as of the date thereof, any untrue statement of a material fact or omits, or will omit, to state a material fact necessary to make the statements contained herein or therein, in the light of the circumstances under which they are made, not misleading (giving full effect to any dollar, time or other limitation specified in, and only with respect to the subject matter contained in, such representation or warranty). The foregoing does not impose any obligation to disclose the implications of disclosed facts.

ARTICLE V
COVENANTS

     5.01 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the Parties agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

     5.02 Seller Shareholder Approvals. As necessary, Seller agrees to take, in accordance with applicable law, its articles of incorporation and its bylaws, all action necessary to convene an appropriate meeting of shareholders of Seller to consider and vote upon the approval and adoption of this Agreement and any other matters required to be approved by its shareholders for consummation of the transactions contemplated hereby (including any adjournment or postponement, the “Seller Meeting”). Unless the Board of Directors of Seller has determined in good faith that to do so would result in a failure by the directors to discharge properly their fiduciary duties in accordance with Georgia law, Seller’s Board shall recommend such approval to Seller’s shareholders, and Seller shall use its best efforts to solicit such approval by its shareholders.

     5.03 Private Placement Memorandum. Buyer will prepare the Private Placement Memorandum. Seller agrees to cooperate, and to cause the Bank to cooperate, with Buyer, its counsel and its accountants, in preparation of the Private Placement Memorandum. Seller agrees to furnish to Buyer all information concerning Seller and the Bank as may be reasonably necessary or requested in connection with the foregoing. Each of the Parties further agrees that if it shall become aware prior to the Effective Time of any information furnished by it that would cause any of the statements in the Private Placement Memorandum to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Private Placement Memorandum.

     5.04 Mutual Cooperation on Tax Matters. Seller and Buyer shall (and prior to Closing Seller shall cause the Bank to) each provide the other with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, any Tax audit, or any judicial or administrative proceedings relating to any Tax, and each will retain and provide the other with any records or information that may be relevant to such Tax Return, Tax audit, proceeding or determination. The Party requesting assistance hereunder shall reimburse the other for direct expenses incurred in providing such assistance.

     5.05 Public Disclosure. Each of the Parties agrees that it will not, without the prior approval of the other Party, issue any press release or written statement for general circulation relating to the transactions contemplated hereby (except for any release or statement that, outside counsel to the disclosing Party advises is required by law or regulation (including the rules of any self-regulatory organization) and as to which the disclosing Party has used its best efforts to discuss with the other Party in advance).

     5.06 Access; Information.

          (a) Each of the Parties agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information and to the rights of customers, it shall afford the other Party and the other Party’s officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties, personnel and to such other information as any Party may reasonably request and, during such period, it shall furnish promptly to such other Party (1) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws, and (2) all other information concerning the business, properties and personnel of it as the other may reasonably request.

          (b) For the period beginning three (3) weeks prior to the Closing Date, Seller shall (and shall cause the Bank to) afford Buyer and its officers, employees, counsel, accountants and authorized representatives access to the financial books and records (including, without limitation, Tax Returns and work papers of independent auditors) of the Bank in order to permit Buyer to conduct a financial review of the Bank.

          (c) All documents, Contracts, records or other information obtained pursuant to Sections 5.06(a) and (b) shall be and remain subject to the confidentiality provisions of Section 5.07 of this Agreement.

          (d) No investigation by either Party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either Party’s obligation to consummate the transactions contemplated by this Agreement, except as provided in Section 8.03(e).

     5.07 Confidentiality. The parties have executed a certain Confidentiality Agreement containing an agreement with respect to confidentiality, dated August 25, 2003 (the

“Confidentiality Agreement”). Each Party has furnished and will furnish to the other Party, pursuant to this Agreement or otherwise, confidential information concerning its business and financial condition. Each Party shall, and shall cause its employees, agents, accountants, attorneys and investment advisors to, maintain the confidentiality of such information received from the other Parties pursuant to the terms of the Confidentiality Agreement and shall not use such information for any purpose except in furtherance of this Agreement and the other transactions contemplated hereby. In the event of a termination of this Agreement, the terms of the Confidentiality Agreement shall survive and, upon request by a Party, the other Party shall return or destroy all copies of written confidential information received from such Party, whether pursuant to this Agreement or otherwise, and all documents prepared by them which contain such information.

     5.08 Financial Statements and Internal Audit Reports. Seller shall promptly provide Buyer with copies of the Bank’s (i) annual and quarterly financial statements, as available, and (ii) monthly financial statements, in each case for the periods ending between the date of this Agreement and the Effective Time. Seller shall promptly forward to Buyer copies of the Bank’s periodic internal audit reports. In each case to the extent permitted by applicable law, Seller shall also promptly provide copies of, or permit inspection of, all reports filed by the Bank during such period with the Federal Reserve Board and the Comptroller, copies of all notices or reports sent to its shareholders and all material notices, reports, and review letters received by it and the Bank from the Federal Reserve Board and the Comptroller.

     5.09 Consents and Approvals.

          (a) The Parties shall cooperate and use their respective reasonable best efforts to prepare all documentation, to affect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement. Each of the Parties agrees that it will consult with the other Party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby. Copies of applications and correspondence with such Governmental Authorities promptly shall be provided to the other party.

          (b) Each of the Parties agrees, upon request, to furnish the other Party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other Party to any third party or Governmental Authority.

     5.10 Notice of Certain Matters. Until the Effective Time, each Party shall give the other Party prompt written notice of (i) any fact, event or circumstances known to it that (1) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (2) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein or (ii) material change or inaccuracies in any data previously given or made available to the other Party pursuant to this Agreement.

     5.11 No Rights Triggered. Seller shall (and shall cause the Bank to) take all reasonable steps necessary to ensure that the entering into of this Agreement and the consummation of the transactions contemplated hereby and any other action or combination of actions, or any other transactions contemplated hereby, do not and will not result in the grant of any rights to any person (a) under Seller’s articles of incorporation or bylaws (other than the right of Seller’s securityholders to vote on the Transactions as contemplated hereby) or the Bank’s articles of association or bylaws, or (b) under any material agreement to which they are a party (except as expressly contemplated by the mandatory provisions under its stock option plans, as applicable).

     5.12 Buyer Private Financing.

          (a) As soon as practicable after the execution and delivery of this Agreement, Buyer shall provide Seller with a copy of the Private Placement Memorandum, all subscription agreements, purchaser questionnaires and other relevant documentation that Buyer proposes to use in connection with a sale of newly-issued shares of common stock of Buyer in a private placement transaction (the “Buyer Private Financing”) that will seek to raise not less than Six Million Dollars ($6,000,000) in net cash proceeds (the “Raised Amount”). At the Effective Time, the Raised Amount will be used to pay the Purchase Price pursuant to Section 2.02 hereof.

          (b) Buyer shall bear and pay all fees, costs and expenses incurred by Buyer in connection with the Buyer Private Financing, including all placement agent and broker’s fees and expenses, legal, accounting and other professional fees, and foreign and state securities law fees and expenses.

     5.13 Payment of Smitzes Contract. Seller shall pay when due all sums due and owing under that certain Consulting Agreement between Seller and Mary Smitzes dated March 23, 2000.

     5.14 Seller Benefit Plans. Seller shall (and shall cause the Bank to) take any and all necessary actions so that as of the Effective Time the Bank shall cease to be a participating employer in the Seller’s 401(k) plan or any other Benefit Plan.

     5.15 Specific Indemnification.

          (a) Buyer will indemnify and hold harmless Seller and each person, if any, who controls Seller within the meaning of the Securities Act against any losses, claims, damages or liabilities, joint or several, to which Seller or such controlling persons may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact not supplied by Seller contained in the Private Placement Memorandum or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading to the extent that any such statement or omission relates to Buyer, and will reimburse and each such controlling person for any legal or other expenses reasonably incurred by or such controlling person in connection with investigating or defending any such loss, claim, damage, liability or action. This indemnity agreement will be in addition to any liability that Buyer may otherwise have.

          (b) Seller will indemnify and hold harmless Buyer and each person, if any, who controls Buyer within the meaning of the Securities Act against any losses, claims, damages or liabilities, joint or several, to which Buyer or such controlling persons may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact supplied by Seller to Buyer for inclusion in the Private Placement Memorandum or arise out of or are based upon the omission or alleged omission of a material fact required to be supplied to Buyer for inclusion in the Private Placement Memorandum necessary to make the statement supplied by Seller for inclusion therein not misleading.

          (c) Promptly after receipt by an indemnified party under this Section 5.15 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 5.15, notify the indemnifying party of the commencement thereof; but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than under this Section 5.15. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 5.15 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.

          (d) If recovery is not available under the foregoing indemnification provisions of this Section 5.15 for any reason other than as specified therein, the parties entitled to indemnification by the terms thereof shall be entitled to contribution for liabilities and expenses, except to the extent that contribution is not permitted under Section 11(f) of the Securities Act. In determining the amount of contribution to which the respective parties are entitled, there shall be considered the relative benefits received by each party from the transactions contemplated hereby, the parties’ relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and any other equitable considerations appropriate under the circumstances. Seller and Buyer agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capital allocations.

ARTICLE VI
CONDITIONS PRECEDENT

     6.01 Conditions to Each Party’s Obligation to Effect the Sale. The respective obligation of each of the Parties to consummate the transactions contemplated by this Agreement is subject to fulfillment or written waiver by the Parties prior to the Effective Time of each of the following conditions:

          (a) Shareholder Approval. If necessary, this Agreement shall have been duly approved by the affirmative vote of the holders of at least the requisite number of outstanding shares of Seller’s Common Stock entitled to vote thereon in accordance with applicable law and the Seller’s articles of incorporation and bylaws.

          (b) Government Approvals and Other Consents. All Regulatory Approvals shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired; provided, however, that none of the preceding shall be deemed obtained or made if it shall be subject to any condition or restriction the effect of which would have been such that Buyer would not reasonably have entered into this Agreement had such condition or restriction been known as of the date hereof.

          (c) Third Party Consents. All consents or approvals of all persons, other than Governmental Authorities, required for or in connection with the execution, delivery and performance of this Agreement shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Buyer.

          (d) No Injunction. No action, injunction, proceeding, decree, statute, legislation, rule, regulation or other order (whether temporary, preliminary or permanent) shall have been issued, enacted, promulgated, enforced, instituted or threatened before any Governmental Authority or legislative body to enjoin, restrain or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of, this Agreement, the consummation of the transactions contemplated hereby, which, in the good faith judgment of either Party, would make it inadvisable to consummate such transactions.

     6.02 Conditions Precedent to the Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to fulfillment or written waiver by Buyer prior to the Effective Time of each of the following conditions:

          (a) Performance of Covenants. Each of the covenants to be performed by Seller hereunder on or before the Effective Time shall have been duly performed in all material respects; and the President and Secretary of Seller shall each have executed and delivered to Buyer a certificate, dated as of the Closing Date, to such effect.

          (b) Representations True at Closing. The representations and warranties made by Seller herein and in any certificate provided to Buyer hereunder shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (or as of the date when made in the case of any representation and warranty which specifically relates to an earlier date), and the President and Secretary of Seller shall each have executed and delivered to Buyer a certificate, dated as of the Closing Date, to such effect.

          (c) Certified Resolutions. Seller shall have delivered to Buyer a certified copy of resolutions duly adopted by its Board of Directors authorizing and approving this Agreement and the transactions contemplated hereby.

          (d) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to the Bank.

          (e) Opinion of Counsel. An opinion of Sutherland Asbill & Brennan LLP, counsel to Seller, shall have been delivered to Buyer, dated the Closing Date, and in form and substance reasonably satisfactory to Buyer and its counsel.

          (f) Confirmation of Fairness Opinion. The financial advisor chosen by Seller pursuant to Section 6.03(g) shall have rendered a confirmation of its opinion as to the fairness of the Transactions from a financial point of view to the shareholders of the Seller, as of the time the Proxy Statement is mailed in connection with the Seller Meeting.

          (g) Non-Competition Agreement. Seller shall have executed and delivered the Non-Competition Agreement.

          (h) Resignation of Directors. Brinson Brock, Benjamin Walker and any other member of the Bank’s Board of Directors who sits on Seller’s Board of Directors shall have resigned, effective as of the Effective Time.

          (i) Settlement of Intercompany Accounts. Prior to the Closing Date, Seller shall (and shall cause the Bank to) settle, to their full satisfaction, any and all intercompany accounts such that upon the Closing the Bank will have no indebtedness to the Seller or any Affiliate of the Seller.

          (j) Buyer Private Financing. Buyer shall have closed the Buyer Private Financing on terms reasonably satisfactory to Buyer and as a result, Buyer shall have adequate cash to pay the Purchase Price at the Closing.

          (k) Ward Loan. Prior to the Closing, any and all security interests covering the Shares (including those referenced in Schedule 4.01(b)) shall have been released.

     6.03 Conditions Precedent to the Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to fulfillment or written waiver by Seller prior to the Effective Time of each of the following conditions:

          (a) Performance of Covenants. Each of the covenants to be performed by Buyer hereunder on or before the Effective Time shall have been duly performed in all material respects; and the President and Secretary of Buyer shall each have executed and delivered to Seller a certificate, dated as of the Closing Date, to such effect.

          (b) Representations True at Closing. The representations and warranties made by Buyer herein and in any certificate provided by Buyer hereunder shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (or as of the date when made in the case of any representation and warranty which specifically relates to an earlier date), and the President and Secretary of Buyer shall each have executed and delivered to Seller a certificate, dated as of the Closing Date, to such effect.

          (c) Certified Resolutions. Buyer shall have furnished Seller with a certified copy of resolutions duly adopted by its Board of Directors authorizing and approving this Agreement and the transactions contemplated hereby.

          (d) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to Buyer.

          (e) Opinion of Counsel. An opinion of Buchanan Ingersoll PC, counsel to Buyer, shall have been delivered to Seller, dated the Closing Date, and in form and substance reasonably satisfactory to Seller and its counsel.

          (f) Buyer Private Financing. The condition regarding closing of the Buyer Private Financing set forth in Section 6.02(j) above shall have been satisfied on or before January 31, 2004.

          (g) Initial Fairness Opinion. A financial advisor chosen by Seller shall have rendered its opinion as to the fairness of the Transactions from a financial point of view to the shareholders of the Seller within forty-five (45) days of the date hereof.

          (h) Confirmation of Fairness Opinion. The financial advisor chosen by Seller pursuant to Section 6.03(g) shall have rendered a confirmation of its opinion as to the fairness of the Transactions from a financial point of view to the shareholders of the Seller as of the time the Proxy Statement is mailed in connection with the Seller Meeting.

     6.04 Waivers. A condition precedent as set forth in this Article VI shall be deemed to be satisfied if it has been materially and reasonably satisfied, and no Party shall fail to consummate the transactions described herein by reason of a breach of any covenant or the failure to satisfy a condition precedent unless such breach or failure is material to such transactions as a whole. Any condition waived in writing by the Party entitled to the benefit thereof shall thereafter cease to be a condition precedent for purposes of this Article VI.

ARTICLE VII
TERMINATION

     7.01 Termination of this Agreement. This Agreement and the transactions contemplated hereby may be terminated and the Merger may be abandoned:

          (a) Mutual Consent. At any time prior to the Effective Time by mutual consent of the Parties, if the Boards of Directors of each so determines by a vote of a majority of the members of its entire Board;

          (b) Breach. At any time prior to the Effective Time, by Buyer or Seller, in each case if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of a breach by the other Party of any representation or warranty, or of any of the covenants or agreements, contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach and which breach would be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the breaching Party.

          (c) Delay. At any time prior to the Effective Time, by Buyer or Seller, in each case if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the transactions contemplated hereby are not consummated by March 31, 2004, except to the extent that the failure of the Transactions then to be consummated arises out of or results from the action or inaction of the Party seeking to terminate pursuant to this Section 7.01(c).

          (d) No Approval. By Buyer or Seller, in each case if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event that (1) the approval of any Governmental Authority required for consummation of the transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or (2) any shareholder approval required by Section 5.02 herein is not obtained.

          (e) Failure to Recommend, Etc. By Buyer, if (1) prior to the Seller Meeting, Seller’s Board of Directors shall not have recommended adoption and approval of this Agreement to Seller’s shareholders, (2) at any time prior to the receipt of the approval of Seller’s shareholders contemplated by Section 6.01(a), Seller’s Board of Directors shall have withdrawn such recommendation or modified or changed such recommendation in a manner adverse to the interests of Buyer (whether in accordance with Section 5.02 or otherwise).

          (f) Failure to Receive Fairness Opinion. By Seller, if (1) Seller is unable to obtain a fairness opinion pursuant to Section 6.03(g), or (2) Seller is unable to obtain a confirmation of the fairness opinion pursuant to Section 6.03(h).

          (g) Failure to Complete Buyer Private Financing. By Seller, if Buyer has not satisfied or waived the condition regarding Buyer Private Financing set forth in Section 6.02(j) on or before January 31, 2004.

     7.02 Consequences of Termination and Abandonment. Upon any termination of this Agreement, no Party shall have any liability or further obligation to the other Party except (a) as set forth in Sections 7.03 and 8.02 and (b) that termination will not relieve a breaching Party from liability for any willful breach of this Agreement giving rise to such termination.

     7.03 Termination Fee. If Seller terminates this Agreement pursuant to Section 7.01(g), then, within five business days of such termination Buyer shall reimburse Seller for Seller’s reasonable expenses actually incurred (including attorneys’ fees) related to this Agreement, up to a maximum of $100,000.

ARTICLE VIII
INDEMNIFICATION

     8.01 Survival.

          (a) All statements contained in any Schedule or in any certificate or other schedule delivered by or on behalf of the parties pursuant to this Agreement shall be deemed to be representations and warranties by the Parties hereunder. No claim may be asserted under this Agreement later than eighteen (18) months after the Closing Date (except in the case of matters of a nature referred to in Section 5.13 (payment of Smitzes contract) which shall survive and may be asserted until all of Seller and the Bank’s obligations related thereto have been fully performed) (the “Indemnity Period”). Notwithstanding anything herein to the contrary, any claim that is asserted in writing prior to the expiration of the Indemnity Period shall survive with respect to such claim or any dispute with respect thereto until the final resolution thereof.

          (b) In the event that Seller is a party to any merger or consolidation or sells substantially all of its assets at any time when any Indemnity Period has not yet expired, Seller will take all reasonable efforts to cause the surviving entity in such merger or consolidation, or the purchaser in such asset sale, to expressly assume all outstanding indemnity obligations of Seller pursuant to this Agreement as a condition precedent to the effectiveness of such merger, consolidation or sale. If applicable, any such assumption shall not release Seller of its obligations hereunder.

     8.02 Indemnification.

          (a) Seller agrees that on and after the Closing it shall indemnify and hold harmless Buyer and its Affiliates, stockholders, directors, officers, employees, agents and representatives (collectively, the “Buyer Indemnified Parties”) from and against any and all damages, claims, losses, expenses, costs, obligations, and liabilities including, without limiting the generality of the foregoing, liabilities for all reasonable attorneys’, accountants’ and experts’ fees and expenses incurred, including those incurred to enforce the terms of this Agreement or any Collateral Document (collectively, “Loss and Expense”), suffered by the Buyer Indemnified Parties by reason of or arising out of (i) any breach of a representation, warranty, covenant and agreement made by Seller pursuant to this Agreement or any Collateral Document, (ii) any failure by Seller to perform or fulfill any of its post-Closing covenants or agreements set forth in this Agreement or any Collateral Document; or (iii) any debt, obligation, or liability (known, contingent, unknown or otherwise), including Taxes, of the Bank based upon facts, situations, or actions arising prior to the Closing Date which have not been reserved against or disclosed in the Financial Statements or the Schedules delivered by Seller pursuant to this Agreement.

          (b) Buyer agrees that on and after the Closing it will indemnify Seller and its Affiliates, stockholders, directors, officers, employees, agents and representatives (collectively, the “Seller Indemnified Parties”) and hold them harmless from and against all Loss and Expense suffered by any of them by reason of or arising out of (i) any breach of representation or warranty made by Buyer pursuant to this Agreement or any Collateral Document, and (ii) any failure by Buyer to perform or fulfill any of its post-Closing covenants or agreements set forth in this Agreement or any Collateral Document.

     8.03 Limitation of Liability; Sellers’ Representatives.

          (a) After the Closing, the Buyer Indemnified Parties shall be entitled to recover their Loss and Expense in respect of any claim under Section 8.02 only (i) to the extent the aggregate Loss and Expense for all claims exceed, in the aggregate, $50,000, whereupon the full amount of any such Loss and Expense shall be recoverable in accordance with the terms of this Agreement; and (ii) to the extent that the aggregate Loss and Expense for all claims against Seller do not exceed $250,000.

          (b) After the Closing, the Seller Indemnified Parties shall be entitled to recover their Loss and Expense in respect of any claim under Section 8.02 only (i) to the extent the aggregate Loss and Expense for all claims exceed, in the aggregate, $50,000, whereupon the full amount of any such Loss and Expense shall be recoverable in accordance with the terms of this Agreement; and (ii) to the extent that the aggregate Loss and Expense for all claims against Buyer do not exceed $250,000.

          (c) The amount of any Loss and Expense for which indemnification is provided under this Agreement shall be net of (i) income tax benefits to the Buyer to the extent realized in the tax year in which the Loss occurred and (ii) any amounts actually recovered by the indemnified party under insurance policies less the amount by which the premiums of such policy have increased due to the claims being made with respect to such Loss and Expense.

          (d) The amount of any Loss or Expense for which Buyer Indemnified Parties would otherwise be entitled to be indemnified under this Agreement shall be net of any amounts that would have been covered by an insurance policy of the Bank existing immediately prior to the Closing and subsequently cancelled by the Bank or Buyer post-Closing.

          (e) Other provisions of this Article VIII notwithstanding, (i) the indemnified party will act in good faith and in a commercially reasonable manner to mitigate any Loss and Expense it may suffer, (ii) in no event will either Party be liable to the other for lost profits, lost revenues, lost opportunity costs, costs of financing, diminution in value, or consequential, punitive, special, or incidental damages, and (iii) no indemnified party will be indemnified, or have any other recovery, for damages arising from any inaccuracy in, or a breach of, any representation, warranty, covenant or agreement by the indemnifying party if the indemnified party had actual knowledge without further inquiry at or before the Closing of the facts as a result of which such representation, warranty, covenant or agreement was inaccurate or breached and did not disclose it to the other party.

     8.04 Notice of Claims.

          (a) If an indemnified party believes that it has suffered or incurred or is threatened with any Loss and Expense, it shall notify the indemnifying party promptly in writing, and in any event within the applicable Indemnity Period specified in Section 8.01, describing such Loss and Expense, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Loss and Expense shall have occurred. For purposes of Sections 8.04 and 8.05, the terms “indemnified party” and “indemnifying party,” when used with respect to the Seller Indemnified Parties shall mean the Seller’s Representative acting on behalf of the Seller Indemnified Parties. If any litigation, arbitration or other proceeding is instituted by a third Person with respect to which an indemnified party intends to claim any liability or expense as Loss and Expense under this Article, such indemnified party shall promptly notify the indemnifying party of such legal action. In no event shall the failure to notify the indemnifying party under this Section relieve the indemnifying party of its obligations under this Article, except to the extent such failure to notify prejudices such indemnifying party (including, without limitation, its ability to defend against such claim).

          (b) In the event that a controversy over a claim between the indemnifying party and an indemnified party is not resolved within thirty days of the giving of notice of such dispute, the parties shall proceed to binding arbitration pursuant to the following procedures:

               (1) Any party may send another party written notice identifying the matter in dispute and invoking the procedures of this Section (a “Notice of Arbitration”). Within 14 days, each party involved in the dispute shall meet at a mutually agreed location for the purpose of determining whether they can resolve the dispute themselves by written agreement, and, if not, whether they can agree upon a third-party arbitrator to whom to submit the matter in dispute for final and binding arbitration.

               (2) If the parties fail to resolve the dispute by written agreement or agree on the arbitrator within said 14-day period, any such party may make written application to the American Arbitration Association (“AAA”) for the appointment of a panel of three arbitrators (collectively, the “Arbitrator”) to resolve the dispute by arbitration. The Arbitrator shall be selected as follows: Each Party shall select one non-neutral arbitrator expert in the subject matter of the dispute (the arbitrators so selected shall be referred to herein as the “Disputing Party’s Arbitrator” and the “Non-Disputing Party’s Arbitrator”, respectively). In the event that either Party fails to select an arbitrator as set forth herein within 20 days from the delivery of a Notice of Arbitration, then the matter shall be resolved by the arbitrator selected by the other party. The Disputing Party’s Arbitrator and the Non-Disputing Party’s Arbitrator shall select a third independent, neutral arbitrator expert in the subject matter of the Dispute, and the three arbitrators so selected shall resolve the matter according to the procedures set forth in this Section 8.04. If the Disputing Party’s Arbitrator and the Non-Disputing Party’s Arbitrator are unable to agree on a third arbitrator within 20 days after their selection, the Disputing Party’s Arbitrator and the Non-Disputing Party’s Arbitrator shall each prepare a list of three independent arbitrators. The Disputing Party’s Arbitrator and the Non-Disputing Party’s Arbitrator shall each have the opportunity to designate as objectionable and eliminate one arbitrator from the other arbitrator’s list within seven (7) days after submission thereof, and the third arbitrator shall then be selected by lot from the arbitrators remaining on the lists submitted by the Disputing Party’s Arbitrator and the Non-Disputing Party’s Arbitrator.

               (3) Within 30 days of the selection of the Arbitrator, the parties involved in the dispute shall meet in Tallahassee, Florida with the Arbitrator at a place and time designated by the Arbitrator after consultation with such parties and present their respective positions on the dispute. The arbitration proceeding shall be held in accordance with the rules for commercial arbitration of the AAA in effect on the date of the initial request for appointment of the Arbitrator that gave rise to the dispute to be arbitrated (as such rules are modified by the terms of this Agreement or may be further modified by mutual agreement of the parties). Each party shall have no longer than five days to present its position, the entire proceedings before the Arbitrator shall be no more than ten consecutive days, and the decision of the Arbitrator shall be made in writing no more than 30 days following the end of the proceeding. Such an award shall be a final and binding determination of the dispute and shall be fully enforceable as an arbitration decision in any court having jurisdiction and venue over such parties. The prevailing party (as determined by the Arbitrator) shall in addition be awarded by the Arbitrator such party’s own reasonable attorneys’ fees and expenses in connection with such proceeding. The non-prevailing party (as determined by the Arbitrator) shall pay the Arbitrator’s fees and expenses.

     8.05 Defense of Third Person Claims. The indemnifying party shall have the right to conduct and control, through counsel of its own choosing, reasonably acceptable to the indemnified party, any third Person legal action or other claim, but the indemnified party may, at its election, participate in the defense thereof at its sole cost and expense; provided, however, (i) that if the indemnifying party shall fail to defend any such legal action or other claim, then the indemnified party may defend, through counsel of its own choosing, such legal action or other claim, and subject to the provisions below, settle such legal action or other claim and to recover the amount of such settlement or of any judgment and the reasonable costs and expenses of such defense and (ii) the indemnifying party shall only have the right to conduct and control any such claim if the amount being sought in respect of such claim is less than the aggregate potential liability of the indemnifying party under this Article VIII. In the event the amount in dispute is less than $200,000, the party conducting the defense may settle such dispute without the consent of the other party (so long as it gives the other party at least five business days written notice). In the event the amount in controversy is equal to or greater than $200,000, the party conducting the defense may settle such dispute only with the consent of the other party, not to be unreasonably withheld. In addition to the foregoing, any settlement shall (a) include a full release of the other party from the legal action or other claim which is the subject of the settlement proposal and (b) if the indemnified party is a Buyer Indemnified Party, such settlement shall not include any term or condition which would restrict in any material manner the continued ownership or operations of the Company or the conduct of the Business in substantially the manner then being owned, operated and conducted by Buyer (or any successor or assign). No matter whether an indemnifying party defends or prosecutes any third Person legal action or claim, the indemnified and indemnifying parties shall cooperate in the defense or prosecution thereof. Such cooperation shall include access during normal business hours afforded to the indemnifying party to, and reasonable retention by the indemnified party of, records and information which are reasonably relevant to such third Person legal action or claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the indemnifying party shall reimburse the indemnified party for all its reasonable out-of-pocket expenses in connection therewith.

     8.06 Exclusive Remedy. Except for fraud, active concealment or willful or intentional misrepresentation or willful or intentional breach of warranty, covenant or agreement, the indemnification provided in this Article (and the specific indemnification provided for in Section 5.15) shall be the sole and exclusive post-Closing remedy available to any Party against any other Party for any claim under this Agreement regardless of whether such claim is based in tort (including, without limitation, negligence) contract, or otherwise.

ARTICLE IX
MISCELLANEOUS

     9.01 Further Assurances. From time to time as and when requested by any Party, or its respective successors or assigns, the other Parties, or their officers and directors, shall execute and deliver (and shall cause Bank or its officers and directors to execute and deliver) such agreements, documents and other instruments necessary to consummate the transactions contemplated hereby and shall take or cause to be taken such other actions, including those as shall be necessary to vest or perfect in or to confirm of record or otherwise in Buyer title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of the Bank (and Seller as to the Bank), as shall be necessary or advisable to carry out the purposes of and effect the transactions contemplated by this Agreement.

     9.02 Expenses. Except as otherwise provided in this Agreement, all expenses incurred by each Party in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approval and all other matters related to the closing of the transactions contemplated hereby, including without limiting the generality of the foregoing, all fees and expenses of agents, representatives, counsel and accountants employed by any such Party, shall be borne solely and entirely by the Party which has incurred the same.

     9.03 Notices. All notices, requests and other communications hereunder to a Party shall be in writing and shall be deemed given (a) on the date of delivery, if personally delivered or telecopied (with confirmation), (b) on the first business day following the date of dispatch, if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing, if mailed by registered or certified mail (return receipt requested), in each case to such Party at its address or telecopy number set forth below or such other address or numbers as such Party may specify by notice to the Parties.

(a)	If to Seller, to:

Theron G. Reed President and Chief Executive Officer Community National Bancorporation 561 East Washington Avenue P.O. Box 2619 Ashburn, Georgia 31714-2619 Tel: (229) 567-9686 Fax: (229) 567-3903

and

Ruth Raines c/o Raines Investment Group 733 North Street P.O. Box 606 Ashburn, Georgia 31714 Tel: (229) 567-4000 Fax: (229) 567-3935

with a copy to:

B. Knox Dobbins, Esq. Sutherland Asbill & Brennan LLP 999 Peachtree Street, N.E. Atlanta, Georgia 30309-3996 Tel: (404) 853-8053 Fax: (404) 853-8806

(b)	If to Buyer:

H. Monty Weigel President and Chief Executive Officer Gulf Atlantic Financial Group, Inc. 515 Meadow Ridge Court Tallahassee, Florida 32312 Tel: (850) 477-2200 Fax: (850) 477-2295

with a copy to:

Richard D. Rose, Esq. Buchanan Ingersoll PC One Oxford Centre 301 Grant Street, 20th Floor Pittsburgh, Pennsylvania 15219-1410 Tel: (412) 562-8425 Fax: (412) 562-1041

     9.04 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns. This Agreement may not be assigned by any Party without the express written consent of the other Party.

     9.05 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     9.06 Integration; No Third-Party Beneficiaries. This Agreement (together with the Schedules and the Exhibits hereto and the Confidentiality Agreement) constitutes the entire understanding of the Parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements or communications, oral or written, between the Parties with respect to the subject matter hereunder. The Parties expressly disclaim any representations and warranties other than those made in this Agreement (together with the Schedules and the Exhibits hereto and the Confidentiality Agreement). This Agreement is not intended to confer upon any person other than the Parties hereto any rights or remedies hereunder, except for the provisions of Sections 5.15, 8.02(a) and (b), insofar as such Sections expressly provide certain rights to the indemnified parties named therein.

     9.07 Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced under any rule of law in any particular respect or under any particular circumstances, such term or provision shall nevertheless remain in full force and effect in all other respects and under all other circumstances, and all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

     9.08 Waiver; Amendment. This Agreement may be changed, waived, discharged or terminated only by an instrument in writing signed by the Party against which the enforcement of such change, waiver, discharge or termination is sought. Any of the terms or conditions of this Agreement may be waived at any time by the Party which is entitled to the benefit thereof, or any of such terms or conditions may be amended or modified in whole or in part at any time before or after the vote of the shareholders of Seller on this Agreement to the extent permitted by law by agreement in writing, executed in the same manner as this Agreement after authorization to do so by the Board of Directors of each Party; provided, however, that such action shall be taken only if, in the judgment of the Boards of Directors of each Party taking the action, such waiver or such amendment or modification will not have a material adverse effect on the benefits intended under this Agreement to such Party and its shareholders following approval of this Agreement by the shareholders of Seller, unless this Agreement, as modified, is resubmitted to the shareholders of Seller for their approval.

     9.09 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Florida applicable to contracts made and to be performed entirely within such State.

     9.10 Incorporation by Reference. Any and all schedules, exhibits, annexes, statements, reports, certificates or other documents or instruments referred to herein or attached hereto are incorporated herein by reference as though fully set forth at the point referred to in this Agreement.

     9.11 Specific Representations and Warranties. If an act, omission, fact or circumstance does not constitute a breach of the representation and warranty in this Agreement expressly directed to such matters, then it will not constitute a breach of a more general representation and warranty in this Agreement.

[signatures follow]

          IN WITNESS HEREOF, each Party hereto has caused this Agreement to be executed on its behalf by its duly authorized officer, all as of the day and year first above set forth.

COMMUNITY NATIONAL BANCORPORATION

By:	/s/ THERON G. REED

Theron G. Reed President and Chief Executive Officer

GULF ATLANTIC FINANCIAL GROUP, INC.

By:	/s/ H. MONTY WEIGEL

H. Monty Weigel President and Chief Executive Officer

EXHIBIT A

FORM OF NON-COMPETITION AGREEMENT

          NON-COMPETITION AGREEMENT, dated as of           , 2003 (this “Agreement”), by and between Gulf Atlantic Financial Group, Inc. (“Buyer”) and Community National Bancorporation (“Seller”).

          WHEREAS, Buyer is prepared to enter into a Stock Purchase and Sale Agreement (the “Purchase Agreement”) simultaneously with the execution of this Agreement;

          WHEREAS, Buyer would not enter into the Purchase Agreement unless Seller enters into this Agreement;

          WHEREAS, Seller owns and operates the First National Bank (the “Bank”) serving the geographic areas set forth on Schedule A (the “Covered Areas”);

          WHEREAS, Buyer intends to continue the operations of the Bank, and Seller is willing to enter into this Agreement in consideration of Buyer’s acquisition of the Bank; and

          WHEREAS, Seller is willing to execute and deliver this Agreement as an inducement to and a condition precedent of Buyer’s consummation of the transactions contemplated by the Purchase Agreement.

          NOW, THEREFORE, in consideration of the promises contained herein and for good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, covenant and agree as follows:

     1.     Agreement Not to Compete. Seller hereby agrees that, during the Covered Period, it will not, directly or indirectly, either individually, in partnership, jointly, or in conjunction with any person, firm, partnership, limited liability company, corporation, or unincorporated association of any kind, whether as owner, principal, agent, shareholder, employee, manager, consultant, advisor or in any other capacity whatsoever, engage in, participate in, or have a financial interest in, any enterprise which provides general commercial banking services and related financial products in the Covered Areas. For purposes of this Agreement, the term “Covered Period” means the five (5) year period immediately following the Effective Time (as defined in the Purchase Agreement). In addition, Seller agrees, during the Covered Period, not to solicit or to accept any current or future customers or clients of Seller, Buyer or the Bank located in the Covered Areas for the purpose of providing general commercial banking services and related financial products. Notwithstanding the foregoing, nothing contained herein shall preclude Seller from the purchase or passive ownership of securities in a publicly-held corporation which competes with the Buyer or the Bank in the Covered Areas, so long as the holdings of Seller do not exceed one percent (1%) of the outstanding capital stock of such publicly-held corporation.

     2.     Employees. During the Covered Period, Seller will not, directly or indirectly, individually or through any other entity or otherwise, without the prior written consent of Buyer,

knowingly employ or solicit any persons who are now or hereafter become full time or part time executive, managerial or technical employees of Buyer or the Bank or will knowingly take any action detrimental to the relationship between Buyer, the Bank and such employees; provided, however, that nothing in this paragraph 2 shall limit the Seller’s ability to employ or solicit those persons who shall not continue employment with Buyer or the Bank immediately following the closing of the Purchase Agreement.

     3.     Confidentiality and Non-Disclosure. Seller hereby acknowledges and agrees that information concerning the sales, sales volume, sales methods, sales proposals, customers and prospective customers, clients and prospective clients, technology, computer programs, documentation, hardware, manuals, formulae, processes, methods, compositions, ideas, improvements, inventions, know-how, research and other confidential and proprietary information concerning or relating to the Buyer and the Bank (the “Proprietary Information”), constitute and will constitute confidential, valuable, special and unique assets of the Bank and of Buyer. Accordingly, Seller covenants and agrees not to:

(a)	Use any Proprietary Information for its own pecuniary benefit or for the benefit of any other person or entity;

(b)	Disclose or allow the disclosure of any Proprietary Information to any other person or entity; or

(c)	Solicit Proprietary Information from any employee, agent or other person associated with the Bank or Buyer.

     4.     Acknowledgment. Seller hereby acknowledges and recognizes that:

(a)	This Agreement is necessary for the protection of the legitimate business interests of Buyer in acquiring the Bank;

(b)	The execution and delivery of this Agreement is a mandatory condition precedent to the execution of the Purchase Agreement, without which the transactions contemplated by the Purchase Agreement will not occur;

(c)	The scope of this Agreement in time, geography and limitations of activities restricted is reasonable;

(d)	it has no intention of competing with the Bank or Buyer within the area and the time limits set forth hereinabove; and

(e)	The breach of this Agreement will be such that Buyer will not have an adequate remedy at law.

     5.     Consideration. As consideration of the agreements contained herein, Buyer shall simultaneously enter into the Purchase Agreement.

     6.     Equitable Relief. Seller stipulates and agrees that the rights of Buyer under this Agreement are of a specialized and unique character and that immediate and irreparable damage will result to Buyer and the Bank if Seller fails to or refuses to perform its obligations under this Agreement and, notwithstanding any election by Buyer to claim damages from Seller as a result of any such failure or refusal, Buyer may, in addition to any other remedies and damages available, seek an injunction in a court of competent jurisdiction to restrain any such failure or refusal. In the event Buyer obtains any such injunction, order, decree or other relief, in law or in equity, Seller shall be responsible for reimbursing Buyer for all costs associated with obtaining the relief, including reasonable attorneys’ fees for outside and/or in-house counsel (as Buyer may elect in its sole discretion) and expenses and costs of suit. In the event Buyer brings an action, in law or in equity, against Seller and does not obtain an injunction, order, decree or other relief, Buyer shall be responsible for reimbursing Seller for all costs and expenses incurred by the same for attorneys’ fees by reason of such action.

     7.     Severability. The covenants, provisions and paragraphs of this Agreement are severable. If any provisions of this Agreement as applied to any part or to any circumstances shall be adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other provision of this Agreement, the application of such provision in any other circumstances, or the validity or enforceability of this Agreement. Buyer and Seller intend this Agreement to be enforced as written. If any provision or any part thereof is held to be invalid or unenforceable because of the duration thereof or the geographic area covered thereby, all parties agree that the court making such determination shall have the power to reduce the duration and/or geographic area of such provision and/or to delete specific words or phrases, and in its modified form such provision shall then be enforceable. The parties expressly agree that this Agreement shall be given the construction that renders its provisions valid and enforceable to the maximum extent permitted by law.

     8.     Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered by any of the following methods: (i) personally, (ii) by registered or certified mail, (iii) by legible facsimile transmission or (iv) by overnight courier (fare prepaid), in all cases addressed as follows:

     If to Seller, to:

Theron G. Reed
President and Chief Executive Officer
Community National Bancorporation
561 East Washington Avenue
P.O. Box 2619
Ashburn, Georgia 31714-2619
Tel: (229) 567-9686
Fax: (229) 567-3903

and

Ruth Raines
c/o Raines Investment Group
733 North Street
P.O. Box 606
Ashburn, Georgia 31714
Tel: (229) 567-4000
Fax: (229) 567-3935

with a copy to:

B. Knox Dobbins, Esq.
Sutherland Asbill & Brennan LLP
999 Peachtree Street, N.E.
Atlanta, Georgia 30309-3996
Tel: (404) 853-8053
Fax: (404) 853-8806

     If to Buyer:

H. Monty Weigel
President and Chief Executive Officer
Gulf Atlantic Financial Group, Inc.
515 Meadow Ridge Court
Tallahassee, Florida 32312
Tel: (850) 477-2200
Fax: (850) 477-2295

with a copy to:

Richard D. Rose, Esq.
Buchanan Ingersoll PC
One Oxford Centre
301 Grant Street, 20th Floor
Pittsburgh, PA 15219
Tel: (412) 562-8425
Fax: (412) 562-1041

or to such address as such party may indicate by a notice delivered to the other parties hereto. Notice shall be deemed received the same day (when delivered personally), five (5) days after mailing (when sent by registered or certified mail), or the next business day (when sent by facsimile transmission or when delivered by overnight courier). Any party to this Agreement may change its address to which all communications and notices may be sent hereunder by addressing notices of such change in the manner provided above.

     9.     Descriptive Headings. The descriptive headings of the sections hereof are for convenience of reference only and shall in no way affect or be used to construe or interpret this Agreement.

     10.     Entire Agreement. This Agreement is an integrated document, contains the entire agreement between the parties, and wholly cancels, terminates and supersedes any and all previous and/or contemporaneous oral agreements, negotiations, commitments and writings between the parties hereto with respect to such subject matter. No change, modification, extension, termination, discharge, abandonment or waiver of this Agreement or any of the provisions hereof, nor any representation, promise or condition relating to this Agreement, shall be binding upon the parties hereto unless made in writing and signed by the parties hereto.

     11.     Remedies Cumulative. It is agreed that the rights and remedies herein provided in case of any default or breach by Seller of this Agreement are cumulative and shall not affect in any manner any other remedies that Buyer may have by reason of such default or breach by Seller. The exercise of any right or remedy herein provided shall be without prejudice to the right to exercise any other right or remedy provided herein, by law or by equity.

     12.     Waiver. No waiver of any right or remedy allowed hereunder shall be implied by the failure to enforce any such right or remedy. No express waiver shall affect any such right or remedy other than that to which the waiver is applicable and only for that occurrence.

     13.     Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of Buyer and its successors and assigns and the heirs, legal representatives, successors and assigns of Seller.

     14.     Assignment. Buyer shall have the right to assign this Agreement without the consent of Seller, provided Buyer remains primarily liable to fully perform the terms of this Agreement. Seller shall not have any right to assign this Agreement.

     15.     Governing Law. This Agreement and the rights and the obligations of the parties hereto shall be governed by and construed and enforced in accordance with the laws of the State of Florida without regard to any jurisdiction’s conflicts of law provisions.

     16.     Counterparts. This Agreement may be executed in two or more counterparts, each of which when taken together shall comprise one instrument. Delivery of executed signature pages hereof by facsimile transmission shall constitute effective and binding execution and delivery hereof.

     17.     Termination. This Agreement shall terminate concurrently with the termination of the Purchase Agreement to the extent the Purchase Agreement is terminated prior to its effective time pursuant to Section 7.01 of the Purchase Agreement.

[signatures follow]

     IN WITNESS WHEREOF, the parties have caused this Non-Competition Agreement to be executed on the day and year first above written.

GULF ATLANTIC FINANCIAL GROUP, INC.

By:

Name:
Title:

COMMUNITY NATIONAL BANCORPORATION

By:

Name:
Title:

Schedule A

to

Non-Competition Agreement

Covered Areas

•	Pasco County, Florida

•	Pinellas County, Florida

ALEX SHESHUNOFF & CO. INVESTMENT BANKING

December 3, 2003

CONFIDENTIAL

Board of Directors
Community National Bancorporation
561 East Washington Avenue
Ashburn, GA 31714

Dear Members of the Board:

Alex Sheshunoff & Co. Investment Banking (Sheshunoff) was engaged by Community National Bancorporation (Company) to provide a fairness opinion for the proposed acquisition of its wholly owned subsidiary, First National Bank, by Gulf Atlantic Financial Group Inc. (Gulf Atlantic). Per our review of the Stock Purchase and Sale Agreement dated October 21, 2003 between the Company and Gulf Atlantic, the base amount to be paid for all the First National Bank’s outstanding common stock is $6,000,000.

Sheshunoff is regularly engaged in the valuation of securities in connection with mergers, acquisitions, private placements, and valuations for estate, corporate and other business purposes. In connection with our opinion, the following procedures were undertaken:

1.	reviewed the Stock Purchase and Sale Agreement;

2.	evaluated the financial performance and financial position of First National Bank based on its annual financial statements for the five year period ending December 31, 2002 and the year-to-date statements ending June 30, 2003;

3.	conducted conversations with executive management of Community National Bancorporation regarding recent and projected financial performance for First National Bank.

4.	compared First National Bank’s operating results with those of other banks in the southeast region that have recently been acquired;

5.	compared the pricing multiples resulting from the acquisition of First National Bank to those acquisitions;

6.	calculated the present values of the cash flows expected to be generated by First National Bank; and

7.	performed such other analyses as we deemed appropriate.

B-1

We assumed and relied upon, without independent verification, the accuracy and completeness of the information provided to us by the First National Bank for the purposes of this opinion. In addition, where appropriate, we relied upon publicly available information that we believe to be reliable, accurate, and complete; however, we cannot guarantee the reliability, accuracy, or completeness of any such publicly available information.

We did not make an independent evaluation of the assets or liabilities of the First National Bank, nor were we furnished with any such appraisals. We are not experts in the evaluation of loan portfolios for the purposes of assessing the adequacy of the allowance for loan and lease losses and assumed that such allowances for each of the companies are, in the aggregate, adequate to cover such losses.

Our opinion is necessarily based on economic, market, and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing this opinion.

Our opinion is limited to the fairness of the Purchase Price, from a financial point of view, to the shareholders of Community National Bancorporation common stock. Moreover, this letter and the opinion expressed herein do not constitute a recommendation to any stockholder as to any approval of the Stock Purchase and Sale Agreement. It is understood that this letter is for the benefit Community National Bancorporation’s Board of Directors and for use in the proxy materials to be prepared in connection with this transaction and may not be used for any other purpose without our prior written consent.

Based on the foregoing and such other matters we have deemed relevant, it is our opinion, as of the date hereof, that the Purchase Price to be received by Community National Bancorporation pursuant to the Stock Purchase and Sale Agreement is fair to the shareholders of Community National Bancorporation from a financial point of view.

Sincerely,

/s/ ALEX SHESHUNOFF & CO

ALEX SHESHUNOFF & CO. INVESTMENT BANKING, LP

B-2

COMMUNITY NATIONAL BANCORPORATION
561 East Washington Avenue
Ashburn, Georgia 31714
PROXY

     The undersigned hereby appoints Theron G. Reed to act, with full power of substitution and revocation, as proxy to appear and vote on behalf of the undersigned at the Special Meeting of Shareholders (the “Special Meeting”) of Community National Bancorporation (the “Company”) to be held at The Thrasher House, 720 Hudson Avenue, Ashburn, Georgia 31714, on Friday, February 13, 2004 at 10:00 a.m. local time, and at any adjournments or postponements thereof, for the following purposes:

     1.     To consider and vote upon a proposal to approve each of the following with respect to the proposed sale (the “Sale”) of First National Bank (“Tarpon Springs”), a wholly-owned subsidiary of the Company, to Gulf Atlantic Financial Group, Inc. (“Gulf Atlantic”):

(a)	a Stock Purchase and Sale Agreement (the “Sale Agreement”), dated October 21, 2003, by and between the Company and Gulf Atlantic; and

(b)	the Sale and all other transactions contemplated by the Sale Agreement.

☐	FOR	☐	AGAINST	☐	ABSTAIN

     2.     If necessary, to vote upon the adjournment and postponement of the Special Meeting to solicit additional proxies or for any other reason.

☐	FOR	☐	AGAINST	☐	ABSTAIN

     3.     To act in the discretion of the above-referenced proxy upon such other matters as may properly come before the Special Meeting or any postponements or adjournments thereof, all as set forth in the Notice of Special Meeting of Shareholders and the Proxy Statement, receipt of which is hereby acknowledged.

THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ABOVE MATTERS. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF COMMUNITY NATIONAL BANCORPORATION.

Dated: , 2004

Signature

Signature if held jointly

IMPORTANT: Please date this proxy and sign exactly as your name or names appear above. If stock is held jointly, signature should include both names. Executors, administrators, trustees, guardians and others signing in a representative capacity, please give your full title(s).

Do you plan to attend the Special Meeting of Shareholders? [  ] Yes [  ] No

IMPORTANT: PLEASE SIGN THIS PROXY EXACTLY AS YOUR NAME OR NAMES APPEAR ABOVE.